As filed with the Securities and Exchange Commission on February 11, 2015

Registration No. ____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EASTSIDE DISTILLING, INC.

(Exact name of registrant as specified in its charter)

Nevada	2080	20-3937596
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

1805 SE Martin Luther King Jr. Blvd.

Portland, Oregon 97214

Tel.: (971) 888-4264

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Steven Earles

Chief Executive Officer

EASTSIDE DISTILLING, INC.

1805 SE Martin Luther King Jr. Blvd.

Portland, Oregon 97214

Tel.: (971) 888-4264

☑(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Marc A. Indeglia, Esq.

Gregory R. Carney, Esq.

Indeglia & Carney, LLP.

11900 W. Olympic Blvd. Suite 770

Los Angeles, CA 90064

Tel No.: (310) 982-2720

Fax No.: (310) 982-2719

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	6,512,500	$1.85	$12,048,125	$1,400

(1)	On December 31, 2014, the registrant has completed a private placement to accredited investors of consisting shares of the registrant’s common stock (the “Private Placement”). The registrant is registering for resale 5,512,500 shares of Common Stock issued to purchasers in the private placement, and one million shares of Common Stock underlying a presently exercisable option. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions affecting the shares to be offered by the selling shareholders.
(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock on the OTC Markets on February 9, 2015, a date within 5 trading days prior to the date of the filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PREPRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 11, 2015

Up to 6,512,500 Common Shares

EASTSIDE DISTILLING, INC.

This prospectus covers the resale of:

•	6,512,500 shares of our common stock, par value $0.0001 per share;

All of the shares are being sold by the selling shareholders described on page 12 of this prospectus. As further described on page 12, some of the selling shareholders are our affiliates. The selling shareholders will sell their shares of common stock at prevailing market prices, at privately negotiated prices or in any other manner allowed by law. We will not receive any of the proceeds from the sale of the common stock sold by the selling shareholders. We have agreed to pay the expenses related to the registration related to this offering.

The selling shareholders may be deemed underwriters of the shares of common stock, which they are offering. The selling shareholders will receive all proceeds from the sale of stock held by them in this offering. We will not receive any proceeds from the sale of shares by the selling shareholders.

Our common stock is quoted on the OTC Markets (QB Marketplace Tier under the symbol “ESDI”). On February 9, 2015, the reported closing sale price of our common stock on the OTC Markets was $1.85 per share.

Investing in our common stock involves a high degree of risk.  Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 4 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is:  _____________, 2015

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including “may,” “could,” “would,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which remain beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in “Risk Factors” and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the results of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision.

Overview

We were incorporated on February 11, 2004 in Nevada as Eurocan Holdings, Ltd. Until closing of the Acquisition (described below), Eurocan operated solely as an online marketing and media solutions firm specializing in digital interactive media, which business was conducted through Eurocan’s wholly-owned subsidiary, Michael Williams Web Design Inc. of New York, NY (“MWW”).

On December 1, 2014, we changed our corporate name to “Eastside Distilling, Inc.” from Eurocan Holdings Ltd, to reflect our recent acquisition of Eastside resulting in us primarily conducting Eastside’s business (See “The Acquisition of Eastside Distilling, LLC” below).   Until February 3, 2015, we continued to operate our online marketing and media solutions’ business through MWW (See “Spin-Off of MWW” below).

The Acquisition of Eastside Distilling, LLC

On October 31, 2014, Eurocan Holdings Ltd. (“we,” “us,” or the “Company”) consummated the acquisition (the “Acquisition”) of Eastside Distilling, LLC (“Eastside”) pursuant to an Agreement and Plan of Merger (the “Agreement”) by and among the Company, Eastside, and Eastside Distilling, Inc., our wholly-owned subsidiary. Pursuant to the Agreement, Eastside merged with and into Eastside Distilling, Inc. The merger consideration for the acquisition consisted of 32,000,000 shares (the “Shares”) of our common stock.   In addition, certain of our stockholders cancelled an aggregate of 24,910,000 shares of our common stock held by them. As a result, we now have 40,000,000 shares of our common stock issued and outstanding, of which 32,000,000 shares are held by the former members of Eastside.  The issuance of these Shares was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to exemptions afforded by Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder.

At the effective time of the Acquisition, our officers and directors resigned, and appointed Steven Earles and Lenny Gotter as directors to our board of directors. In addition, the Company appointed Mr. Earles as Chief Executive Officer, Chief Financial Officer and Chairman and Mr. Gotter as Chief Operating Officer and Secretary.

Following the Acquisition, we conducted the business of Eastside as our primary business.

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Eastside is a manufacturer, developer, producer and marketer of hand-crafted spirits in the following beverage alcohol categories: bourbon, whiskey, rum and vodka. Eastside currently distributes its products in five states (Oregon, Washington, Minnesota, Georgia and Pennsylvania).  Eastside also generates revenue from tastings, tasting room tours, private parties and merchandise sales from its distillery and showroom located on the Distillery Row in Portland, Oregon.

Spin-Off of MWW

Following consummation of the Acquisition, our new management conducted an evaluation of the MWW business and an analysis of the business going forward. Management determined that due to MWW’s operating and net losses in each of the last two fiscal years, its working capital deficit as of the end of the latest fiscal year and as of the latest fiscal quarter, and its accumulated deficit, it was not in the best interest of the company and its stockholders to continue the operation of MWW going forward. Accordingly, on February 3, 2015, we transferred all shares of MWW held by us along with all assets and liabilities related to MWW to Michael Williams in consideration of MWW’s and Mr. Williams’ full release of all claims and liabilities related to MWW and the MWW business. Mr. Williams is the sole officer, director and employee of MWW. The spinoff of MWW will result in an impairment of goodwill related to the reverse merger of approximately $3.2 million in 2014.

Recent Developments

On December 31, 2014, we completed an offering (the “Offering”) of 5,512,500 shares of our common stock, par value $0.0001 per share (“Common Stock”) at a price of $0.40 per share for an aggregate purchase price of $2,205,000. The Offering was made to accredited investors and was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. We intend to use the net proceeds from the Offering for the build-out of new facility, marketing expenditures, repayment of indebtedness and working capital and general corporate purposes. Steven Earles, our president and chief executive officer, purchased 37,500 shares of Common Stock in the Offering for $15,000 in cash in the Offering.

Corporate Information

Our executive offices are located at 1805 SE Martin Luther King Jr. Blvd., Portland, Oregon 97214. Our telephone number is (971) 888-4264 and our Internet address is www.eastsidedistilling.com. The information on, or that may be, accessed from our website is not part of this Prospectus.

The Offering

Company:	Eastside Distilling, Inc.

Securities Offered:	6,512,500 shares of common stock;

Proceeds	We will not receive any proceeds from the sale of the Common Stock sold by the selling shareholders hereunder.

Risk Factors	See the section titled “Risk Factors” below.

OTC Markets symbol	“ESDI”

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Summary Financial Information

Summary Historical Financial Data

The summary financial information set forth below has been derived from the financial statements of Eurocan Holdings Ltd. (now known as Eastside Distilling, Inc.), a Nevada corporation and Eastside Distilling, LLC, an Oregon limited liability company for periods presented and should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus and in the information set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Eurocan Holdings, Ltd. (now known as Eastside Distilling Inc.), a Nevada corporation

	Nine Months Ended September 30		Years Ended December 31,
	2014	2013	2013	2012
Revenues	$28,028	$60,758	$64,036	$122,320
Cost of Revenues	$393	$7,479	$8,216	$9,285
Operating Expenses	$73,381	$114,775	$137,587	$164,084
Other Expenses	$(9,815)	$(7,518)	$(4,468)	$(5,969)
Net Loss	$(55,561)	$(69,014)	$(86,235)	$(57,018)

		Years Ended December 31,
	September 30, 2014	2013	2012
Total Assets	$157,510	$618	$9,274
Total Liabilities	$196,836	$77,933	$202,354
Accumulated Deficit	$(382,858)	$(327,297)	$(241,062)
Stockholders’ Deficit	$(39,126)	$(77,315)	$(193,080)

Eastside Distilling, LLC, an Oregon limited liability company

	Nine Months Ended September 30		Years Ended December 31,
	2014	2013	2013	2012
Sales	$738,639	$574,404	$880,454	$347,232
Less Excise Taxes	$127,936	$86,121	$138,897	$69,219
Cost of Sales	$290,036	$220,429	$303,220	$92,359
Selling, General and Administrative Expenses	$584,447	$256,400	$347,582	$176,947
Other Expenses	$3,308	$1,164	$(3,769)	$1,240
Net (Loss) Income	$(267,088)	$10,290	$86,986	$7,467

		Years Ended December 31,
	September 30, 2014	2013	2012
Total Assets	$361,526	$174,407	$108,874
Total Liabilities	$480,121	$71,249	$90,359
Members’ (Deficit) Equity	$(118,595)	$103,158	$18,515

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RISK FACTORS

The following is a summary of the risk factors that we believe are most relevant to our business. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

RISKS RELATING TO OUR BUSINESS

If our brands do not achieve more widespread consumer acceptance, our growth may be limited.

Although our brands have achieved acceptance in the Pacific Northwest, most of our brands are early in their growth cycle and have not achieved extensive national brand recognition. Also, brands we may develop and/or acquire in the future are unlikely to have established extensive brand recognition. Accordingly, if consumers do not accept our brands, we will not be able to penetrate our markets and our growth may be limited.

We may require additional capital, which we may not be able to obtain on acceptable terms.  Our inability to raise such capital, as needed, on beneficial terms or at all could restrict our future growth and severely limit our operations.

We have limited capital compared to other companies in our industry.  This may limit our operations and growth, including our ability to continue to develop existing brands, service our debt obligations, maintain adequate inventory levels, fund potential acquisitions of new brands, penetrate new markets, attract new customers and enter into new distribution relationships. If we have not generated sufficient cash from operations to finance additional capital needs, we will need to raise additional funds through private or public equity and/or debt financing. We cannot assure you that, if and when needed, additional financing will be available to us on acceptable terms or at all. If additional capital is needed and either unavailable or cost prohibitive, our operations and growth may be limited as we may need to change our business strategy to slow the rate of, or eliminate, our expansion or reduce or curtail our operations. Also, any additional financing we undertake could impose covenants upon us that restrict our operating flexibility, and, if we issue equity securities to raise capital our existing shareholders may experience dilution and the new securities may have rights, preferences and privileges senior to those of our common stock.

The lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. Securities Laws.

Steven Earles, our principal executive officer and principal financial officer, as well as Lenny Gotter, our Chief Operating Officer and Mr. Martin Kunkel our Chief Marketing Officer, lack public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. None of our executive officers have ever been responsible for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

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We depend on a limited number of suppliers. Failure to obtain satisfactory performance from our suppliers or loss of our existing suppliers could cause us to lose sales, incur additional costs and lose credibility in the marketplace. We also have annual purchase obligations with certain suppliers.

We depend on a limited number of third-party suppliers for the sourcing of all of our products. These suppliers consist of third-party producers in the U.S. We do not have long-term written agreements with any of our suppliers. The termination of our agreements/relationships or an adverse change in the terms of these agreements could have a negative impact on our business. If our suppliers increase their prices, we may not have alternative sources of supply and may not be able to raise the prices of our products to cover all or even a portion of the increased costs. Also, our suppliers’ failure to perform satisfactorily or handle increased orders, delays in shipments of products from suppliers or the loss of our existing suppliers, especially our key suppliers, could cause us to fail to meet orders for our products, lose sales, incur additional costs and/or expose us to product quality issues. In turn, this could cause us to lose credibility in the marketplace and damage our relationships with distributors, ultimately leading to a decline in our business and results of operations. If we are not able to renegotiate these contracts on acceptable terms or find suitable alternatives, our business could be negatively impacted.

We depend on our independent wholesale distributors to distribute our products. The failure or inability of even a few of our distributors to adequately distribute our products within their territories could harm our sales and result in a decline in our results of operations.

We are required by law to use state licensed distributors or, in 18 states known as “control states,” state-owned agencies performing this function, to sell our products to retail outlets, including liquor stores, bars, restaurants and national chains in the U.S. We have established relationships for our brands with a limited number of wholesale distributors; however, failure to maintain those relationships could significantly and adversely affect our business, sales and growth. Over the past decade there has been increasing consolidation, both intrastate and interstate, among distributors. As a result, many states now have only two or three significant distributors. Also, there are several distributors that now control distribution for several states. For the year ended December 31, 2013, sales to one customer (Oregon Liquor Control Commission) accounted for 40% of revenues. As a result, if we fail to maintain good relations with a distributor, our products could in some instances be frozen out of one or more markets entirely. The ultimate success of our products also depends in large part on our distributors’ ability and desire to distribute our products to our desired U.S. target markets, as we rely significantly on them for product placement and retail store penetration. In addition, all of our distributors also distribute competitive brands and product lines. We cannot assure you that our U.S. alcohol distributors will continue to purchase our products, commit sufficient time and resources to promote and market our brands and product lines or that they can or will sell them to our desired or targeted markets. If they do not, our sales will be harmed, resulting in a decline in our results of operations.

The sales of our products could decrease significantly if we cannot secure and maintain listings in the control states.

In the control states, the state liquor commissions act in place of distributors and decide which products are to be purchased and offered for sale in their respective states. Products selected for listing must generally reach certain volumes and/or profit levels to maintain their listings. Products are selected for purchase and sale through listing procedures which are generally made available to new products only at periodically scheduled listing interviews. Products not selected for listings can only be purchased by consumers in the applicable control state through special orders, if at all. If, in the future, we are unable to maintain our current listings in the control states, or secure and maintain listings in those states for any additional products we may acquire, sales of our products could decrease significantly.

We must maintain a relatively large inventory of our products to support customer delivery requirements, and if this inventory is lost due to theft, fire or other damage or becomes obsolete, our results of operations would be negatively impacted.

We must maintain relatively large inventories to meet customer delivery requirements for our products. We are always at risk of loss of that inventory due to theft, fire or other damage, and any such loss, whether insured against or not, could cause us to fail to meet our orders and harm our sales and operating results. Also, our inventory may become obsolete as we introduce new products, cease to produce old products or modify the design of our products’ packaging, which would increase our operating losses and negatively impact our results of operations.

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Our failure to protect our respective trademarks and trade secrets could compromise our competitive position and decrease the value of our brand portfolio.

Our business and prospects depend in part on our, ability to develop favorable consumer recognition of our brands and trademarks. Although we apply for registration of our brands and trademarks, they could be imitated in ways that we cannot prevent. Also, we rely on trade secrets and proprietary know-how, concepts and formulas. Our methods of protecting this information may not be adequate. Moreover, we may face claims of misappropriation or infringement of third parties’ rights that could interfere with our use of this information. Defending these claims may be costly and, if unsuccessful, may prevent us from continuing to use this proprietary information in the future and result in a judgment or monetary damages being levied against us. We do not maintain non-competition agreements with all of our key personnel or with some of our key suppliers. If competitors independently develop or otherwise obtain access to our trade secrets, proprietary know-how or recipes, the appeal, and thus the value, of our brand portfolio could be reduced, negatively impacting our sales and growth potential.

A failure of one or more of our key information technology systems, networks, processes, associated sites or service providers could have a material adverse impact on our business.

We rely on information technology (IT) systems, networks, and services, including internet sites, data hosting and processing facilities and tools, hardware (including laptops and mobile devices), software and technical applications and platforms, some of which are managed, hosted, provided and/or used by third-parties or their vendors, to assist us in the management of our business. The various uses of these IT systems, networks, and services include, but are not limited to: hosting our internal network and communication systems; ordering and managing materials from suppliers; supply/demand planning; production; shipping product to customers; hosting our branded websites and marketing products to consumers; collecting and storing customer, consumer, employee, investor, and other data; processing transactions; summarizing and reporting results of operations; hosting, processing, and sharing confidential and proprietary research, business plans, and financial information; complying with regulatory, legal or tax requirements; providing data security; and handling other processes necessary to manage our business.

Increased IT security threats and more sophisticated cyber crime pose a potential risk to the security of our IT systems, networks, and services, as well as the confidentiality, availability, and integrity of our data. If the IT systems, networks, or service providers we rely upon fail to function properly, or if we suffer a loss or disclosure of business or other sensitive information, due to any number of causes, ranging from catastrophic events to power outages to security breaches, and our business continuity plans do not effectively address these failures on a timely basis, we may suffer interruptions in our ability to manage operations and reputational, competitive and/or business harm, which may adversely affect our business operations and/or financial condition. In addition, such events could result in unauthorized disclosure of material confidential information, and we may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to us or to our partners, our employees, customers, suppliers or consumers. In any of these events, we could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or to repair or replace networks and IT systems.

Our failure to attract or retain key executive or employee talent could adversely affect our business.

Our success depends upon the efforts and abilities of our senior management team, other key employees, and a high-quality employee base, as well as our ability to attract, motivate, reward, and retain them. We do not maintain and do not intend to obtain key man insurance on the life of any executive or employee. Difficulties in hiring or retaining key executive or employee talent, or the unexpected loss of experienced employees could have an adverse impact our business performance. In addition, we could experience business disruption and/or increased costs related to organizational changes, reductions in workforce, or other cost-cutting measures.

RISKS RELATED TO OUR INDUSTRY

Demand for our products may be adversely affected by many factors, including changes in consumer preferences and trends.

Consumer preferences may shift due to a variety of factors including changes in demographic and social trends, public health initiatives, product innovations, changes in vacation or leisure activity patterns and a downturn in economic conditions, which may reduce consumers’ willingness to purchase distilled spirits or cause a shift in consumer preferences toward beer, wine or non-alcoholic beverages. Our success depends in part on fulfilling available opportunities to meet consumer needs and anticipating changes in consumer preferences with successful new products and product innovations.

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We face substantial competition in our industry and many factors may prevent us from competing successfully.

We compete on the basis of product taste and quality, brand image, price, service and ability to innovate in response to consumer preferences. The global spirits industry is highly competitive and is dominated by several large, well-funded international companies. It is possible that our competitors may either respond to industry conditions or consumer trends more rapidly or effectively or resort to price competition to sustain market share, which could adversely affect our sales and profitability.

Adverse public opinion about alcohol could reduce demand for our products.

Anti-alcohol groups have, in the past, advocated successfully for more stringent labeling requirements, higher taxes and other regulations designed to discourage alcohol consumption. More restrictive regulations, negative publicity regarding alcohol consumption and/or changes in consumer perceptions of the relative healthfulness or safety of beverage alcohol could decrease sales and consumption of alcohol and thus the demand for our products. This could, in turn, significantly decrease both our revenues and our revenue growth, causing a decline in our results of operations.

Class action or other litigation relating to alcohol abuse or the misuse of alcohol could adversely affect our business.

Our industry faces the possibility of class action or similar litigation alleging that the continued excessive use or abuse of beverage alcohol has caused death or serious health problems. It is also possible that governments could assert that the use of alcohol has significantly increased government funded health care costs. Litigation or assertions of this type have adversely affected companies in the tobacco industry, and it is possible that we, as well as our suppliers, could be named in litigation of this type.

Also, lawsuits have been brought in a number of states alleging that beverage alcohol manufacturers and marketers have improperly targeted underage consumers in their advertising. Plaintiffs in these cases allege that the defendants’ advertisements, marketing and promotions violate the consumer protection or deceptive trade practices statutes in each of these states and seek repayment of the family funds expended by the underage consumers. While we have not been named in these lawsuits, we could be named in similar lawsuits in the future. Any class action or other litigation asserted against us could be expensive and time-consuming to defend against, depleting our cash and diverting our personnel resources and, if the plaintiffs in such actions were to prevail, our business could be harmed significantly.

Regulatory decisions and legal, regulatory and tax changes could limit our business activities, increase our operating costs and reduce our margins.

Our business is subject to government extensive regulation. This may include regulations regarding production, distribution, marketing, advertising and labeling of beverage alcohol products. We are required to comply with these regulations and to maintain various permits and licenses. We are also required to conduct business only with holders of licenses to import, warehouse, transport, distribute and sell beverage alcohol products. We cannot assure you that these and other governmental regulations applicable to our industry will not change or become more stringent. Moreover, because these laws and regulations are subject to interpretation, we may not be able to predict when and to what extent liability may arise. Additionally, due to increasing public concern over alcohol-related societal problems, including driving while intoxicated, underage drinking, alcoholism and health consequences from the abuse of alcohol, various levels of government may seek to impose additional restrictions or limits on advertising or other marketing activities promoting beverage alcohol products. Failure to comply with any of the current or future regulations and requirements relating to our industry and products could result in monetary penalties, suspension or even revocation of our licenses and permits. Costs of compliance with changes in regulations could be significant and could harm our business, as we could find it necessary to raise our prices in order to maintain profit margins, which could lower the demand for our products and reduce our sales and profit potential.

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Also, the distribution of beverage alcohol products is subject to extensive taxation (at both the federal and state government levels), and beverage alcohol products themselves are the subject of national import and excise duties in most countries around the world. An increase in taxation or in import or excise duties could also significantly harm our sales revenue and margins, both through the reduction of overall consumption and by encouraging consumers to switch to lower-taxed categories of beverage alcohol.

We could face product liability or other related liabilities that increase our costs of operations and harm our reputation.

Although we maintain liability insurance and will attempt to limit contractually our liability for damages arising from our products, these measures may not be sufficient for us to successfully avoid or limit liability. Our product liability insurance coverage is limited to $1 million per occurrence and $5 million in the aggregate and our general liability umbrella policy is capped at $15 million. Further, any contractual indemnification and insurance coverage we have from parties supplying our products is limited, as a practical matter, to the creditworthiness of the indemnifying party and the insured limits of any insurance provided by these suppliers. In any event, extensive product liability claims could be costly to defend and/or costly to resolve and could harm our reputation.

Contamination of our products and/or counterfeit or confusingly similar products could harm the image and integrity of, or decrease customer support for, our brands and decrease our sales.

The success of our brands depends upon the positive image that consumers have of them. Contamination, whether arising accidentally or through deliberate third-party action, or other events that harm the integrity or consumer support for our brands, could affect the demand for our products. Contaminants in raw materials purchased from third parties and used in the production of our products or defects in the distillation and fermentation processes could lead to low beverage quality as well as illness among, or injury to, consumers of our products and could result in reduced sales of the affected brand or all of our brands. Also, to the extent that third parties sell products that are either counterfeit versions of our brands or brands that look like our brands, consumers of our brands could confuse our products with products that they consider inferior. This could cause them to refrain from purchasing our brands in the future and in turn could impair our brand equity and adversely affect our sales and operations.

RISKS RELATED TO OUR COMMON STOCK

There is a limited trading market for our common stock.

Our common stock is traded on the OTC Bulletin board under the symbol “ESDI.” There has been virtually no trading activity in our stock recently, and when it has traded, the price has fluctuated widely. We consider our common stock to be “thinly traded” and any last reported sale prices may not be a true market-based valuation of the common stock. A consistently active trading market for our stock may not develop at any time in the future. Stockholders may experience difficulty selling their shares if they choose to do so because of the illiquid market and limited public float for our stock. Stockholders may experience difficulty selling their shares if they choose to do so because of the illiquid market and limited public float for our common stock.

Our common stock is considered to be a “penny stock” and, as such, the market for our common stock may be further limited by certain SEC rules applicable to penny stocks.

As long as the price of our common stock remains below $5.00 per share or we have net tangible assets of $2,000,000 or less, our shares of common stock are likely to be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations make it more difficult for brokers to sell our shares of our common stock and limit the liquidity of our securities.

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Transfers of our securities may be restricted by virtue of state securities “blue sky” laws which prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

Transfers of our common stock may be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “blue sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions may prohibit the secondary trading of our common stock. Investors should consider the secondary market for our securities to be a limited one.

We do not expect to pay dividends for the foreseeable future.

For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of common stock.

Our officers and directors collectively own a substantial portion of our outstanding common stock, and as long as they do, they may be able to control the outcome of stockholder voting.

Our officers and directors are collectively the beneficial owners of approximately 55% of the outstanding shares of our common stock as of February 9, 2015. Accordingly, these stockholders, individually and as a group, may be able to control us and direct our affairs and business, including any determination with respect to a change in control, future issuances of common stock or other securities, declaration of dividends on the common stock and the election of directors.

We have the ability to issue additional shares of our common stock and shares of preferred stock without asking for stockholder approval, which could cause your investment to be diluted.

Our Articles of Incorporation authorizes the Board of Directors to issue up to 900,000,000 shares of common stock and up to 100,000,000 shares of preferred stock. The power of the Board of Directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of common stock or preferred stock is generally not subject to stockholder approval. Accordingly, any additional issuance of our common stock, or preferred stock that may be convertible into common stock, may have the effect of diluting your investment.

By issuing preferred stock, we may be able to delay, defer, or prevent a change of control.

Our Articles of Incorporation permits us to issue, without approval from our stockholders, a total of 100,000,000 shares of preferred stock. Our Board of Directors can determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series. It is possible that our Board of Directors, in determining the rights, preferences and privileges to be granted when the preferred stock is issued, may include provisions that have the effect of delaying, deferring or preventing a change in control, discouraging bids for our common stock at a premium over the market price, or that adversely affect the market price of and the voting and other rights of the holders of our common stock.

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If we fail to remain current on our reporting requirements, we could be removed from the OTC bulletin board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies quoted on the Over-The-Counter Bulletin Board must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-quoted on the OTC Bulletin Board, which may have an adverse material effect on our Company.

We face risks related to compliance with corporate governance laws and financial reporting standard.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These new laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting (“Section 404”), will materially increase the Company's legal and financial compliance costs and make some activities more time-consuming, burdensome and expensive. Any failure to comply with the requirements of the Sarbanes-Oxley Act of 2002, our ability to remediate any material weaknesses that we may identify during our compliance program, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will incur significant legal, accounting and other expenses that we would not incur as a private company, including costs associated with public company reporting requirements. We will also incur costs associated with the Sarbanes-Oxley Act of 2002, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules implemented or to be implemented by the SEC and the NYSE AMEX. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers and may divert management’s attention. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

Substantial sales of our stock may impact the market price of our common stock.

Future sales of substantial amounts of our common stock, including shares that we may issue upon exercise of options and warrants, could adversely affect the market price of our common stock. Further, if we raise additional funds through the issuance of common stock or securities convertible into or exercisable for common stock, the percentage ownership of our stockholders will be reduced and the price of our common stock may fall.

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Our stock price is volatile.

The trading price of our common stock has been and continues to be subject to fluctuations. The stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, the operating and stock performance of other companies that investors may deem as comparable and news reports relating to trends in the marketplace, among other factors. Significant volatility in the market price of our common stock may arise due to factors such as:

•	our developing business;

•	relatively low price per share;

•	relatively low public float;

•	variations in quarterly operating results;

•	general trends in the industries in which we do business;

•	the number of holders of our common stock; and

•	the interest of securities dealers in maintaining a market for our common stock.

As long as there is only a limited public market for our common stock, the sale of a significant number of shares of our common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered, and could cause a severe decline in the price of our common stock.

There are limitations in connection with the availability of quotes and order information on the OTC Markets.

Trades and quotations on the OTC Markets involve a manual process and the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly. Consequently, one may not be able to sell shares of our Common Stock at the optimum trading prices.

There are delays in order communication on the OTC Markets.

Electronic processing of orders is not available for securities traded on the OTC Marketplace and high order volume and communication risks may prevent or delay the execution of one's OTC Marketplace trading orders. This lack of automated order processing may affect the timeliness of order execution reporting and the availability of firm quotes for shares of our Common Stock. Heavy market volume may lead to a delay in the processing of OTC Marketplace security orders for shares of our Common Stock, due to the manual nature of the market. Consequently, one may not able to sell shares of our Common Stock at the optimum trading prices.

There is a risk of market fraud on the OTC Marketplace.

OTC Marketplace securities are frequent targets of fraud or market manipulation. Not only because of their generally low price, but also because the OTC Marketplace reporting requirements for these securities are less stringent than for listed or NASDAQ traded securities, and no exchange requirements are imposed. Dealers may dominate the market and set prices that are not based on competitive forces. Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of the market price for shares of our Common Stock.

There is a limitation in connection with the editing and canceling of orders on the OTC Markets.

Orders for OTC Markets securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Markets. Due to the manual order processing involved in handling OTC Markets trades, order processing and reporting may be delayed, and one may not be able to cancel or edit one's order. Consequently, one may not be able to sell its shares of our Common Stock at the optimum trading prices.

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Increased dealer compensation could adversely affect our stock price.

The dealer's spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our Common Stock on the OTC Markets if the stock must be sold immediately. Further, purchasers of shares of our Common Stock may incur an immediate "paper" loss due to the price spread. Moreover, dealers trading on the OTC Markets may not have a bid price for shares of our Common Stock on the OTC Markets. Due to the foregoing, demand for shares of our Common Stock on the OTC Markets may be decreased or eliminated.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders. All proceeds from the sale of such shares will be for the account of the selling shareholders. We will pay for expenses of this offering, except that the selling shareholders will pay any broker discounts or commissions or equivalent expenses applicable to the sale of their shares.

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale of 6,512,500 shares of our common stock by the selling shareholders identified below. None of the selling shareholders are or have been affiliates of ours except that Steven Earles is our President, Chief Executive Officer, Chief Financial Officer and a director.

The following table sets forth the names of the selling shareholders, the number of shares of common stock owned beneficially by each of them as of February 9, 2015, the number of shares which may be offered pursuant to this prospectus and the number of shares and percentage of class to be owned by each selling shareholder after this offering. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution." We will not receive any proceeds from the sale of the common stock by the selling shareholders. Except as otherwise described in the first paragraph above, none of the selling shareholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of his or her ownership of shares of equity securities. This information is based upon information provided by the selling shareholders. Because the selling shareholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling shareholders after this offering can be provided.

Except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. A person is considered the beneficial owner of securities that can be acquired within 60 days from the date of this prospectus through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person.

The "Common Shares Beneficially Owned after Offering" column assumes the sale of all shares offered. The "Percentage of Common Shares Beneficially Owned after Offering" column is based on 45,512,500 shares of common stock outstanding as of February 9, 2015.

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Name of Selling Shareholder	Shares of Common Stock Owned prior to Offering	Maximum Number of Shares of Common Stock to be Offered	Shares of Common Stock Owned after Offering	Percent of Common Stock Owned After Offering

Grant Eric Lowen	375,000	375,000	0	*
Nadi Sha	375,000	375,000	0	*
Jeff & Kimberly Phillips Living Trust UAD 1/31/06 (1)	500,000	500,000	0	*
Helen Losleben	175,000	75,000	100,000	*
Investco Capital Management, Inc. (2)	250,000	250,000	0	*
Nabila Sha	375,000	375,000	0	*
Carrie Lofgren and Yan Smale JTWROS	125,000	125,000	0	*
Tay Swee Nee	250,000	250,000	0	*
Empower Insurance Corporation Ltd. (3)	250,000	250,000	0	*
Hong Li	1,250,000	1,250,000	0	*
Thomas Laughlan Travers	125,000	125,000	0	*
Thorpe Beeston Investments Ltd. (4)	250,000	250,000	0	*
James Dubois	250,000	250,000	0	*
Carlos Rojas	500,000	500,000	0	*
Plum Capital Inc. (5)	500,000	500,000	0	*
Steven Earles	12,787,500	37,500	12,750,000	28.01
Indeglia & Carney LLP (6)	25,000	25,000	0	*
Rinvest Securities, Inc. (7)	1,00,000(8)	1,000,000	0	*

(1)	The name of the natural person who has voting or investment control over the securities owned by the Jeff & Kimberly Phillips Living Trust is Jeff Phillips.
(2)	The name of the natural person who has voting or investment control over the securities owned by Investco Capital Management, Inc. is Darryl Yea.
(3)	The name of the natural person who has voting or investment control over the securities owned by Empower Insurance Corporation Ltd. is John Zammit.
(4)	The name of the natural person who has voting or investment control over the securities owned by Thorpe Beeston Investments Ltd. is Adrien Beeston.
(5)	The name of the natural person who has voting or investment control over the securities owned by Plum Capital, Inc. is V. Wright.
(6)	The name of the natural persons who have voting or investment control over the securities owned by Indeglia & Carney LLP are Marc Indeglia and Greg Carney.
(7)	The name of the person who has voting or investment control over the securities owned by Rinvest Securities is Ron Kalfon.
(8)	Includes 1,000,000 shares of common stock under presently exercisable options.

PLAN OF DISTRIBUTION

We are registering shares of our common stock to permit resale of the shares of common stock by current common stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

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The selling shareholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

(1) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

(2) in the over-the-counter market,

(3) in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

(4) through the writing of options, whether such options are listed on an options exchange or otherwise, or

(5) through the settlement of short sales.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling shareholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to the prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

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The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement estimated to be approximately $41,400 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF BUSINESS

Overview

We were incorporated on February 11, 2004 in Nevada as Eurocan Holdings, Ltd. Until closing of the Acquisition (described below), Eurocan operated solely as an online marketing and media solutions firm specializing in digital interactive media, which business was conducted through Eurocan’s wholly-owned subsidiary, Michael Williams Web Design Inc. of New York, NY (“MWW”).

On December 1 2014, we changed our corporate name to “Eastside Distilling, Inc.” from Eurocan Holdings Ltd, to reflect our recent acquisition of Eastside resulting in us primarily conducting Eastside’s business (See “The Acquisition of Eastside Distilling, LLC” below).   Until February 3, 2015, we continued to operate our online marketing and media solutions’ business through MWW (See Spin-Off of MWW” below).

The Acquisition of Eastside Distilling, LLC

On October 31, 2014, Eurocan Holdings Ltd. (“we,” “us,” or the “Company”) consummated the acquisition (the “Acquisition”) of Eastside Distilling, LLC (“Eastside”) pursuant to an Agreement and Plan of Merger (the “Agreement”) by and among the Company, Eastside, and Eastside Distilling, Inc., our wholly-owned subsidiary. Pursuant to the Agreement, Eastside merged with and into Eastside Distilling, Inc. The merger consideration for the acquisition consisted of 32,000,000 shares (the “Shares”) of our common stock.   In addition, certain of our stockholders cancelled an aggregate of 24,910,000 shares of our common stock held by them. As a result, we now have 40,000,000 shares of our common stock issued and outstanding, of which 32,000,000 shares are held by the former members of Eastside.  The issuance of these Shares was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to exemptions afforded by Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder.

At the effective time of the Acquisition, our officers and directors resigned, and appointed Steven Earles and Lenny Gotter as directors to our board of directors. In addition, the Company appointed Mr. Earles as Chief Executive Officer, Chief Financial Officer and Chairman and Mr. Gotter as Chief Operating Officer and Secretary.

Following the Acquisition, we conducted the business of Eastside as our primary business.

Eastside is a manufacturer, developer, producer and marketer of hand-crafted spirits in the following beverage alcohol categories: bourbon, whiskey, rum and vodka. Eastside currently distributes its products in five states (Oregon, Washington, Minnesota, Georgia and Pennsylvania).  Eastside also generates revenue from tastings, tasting room tours, private parties and merchandise sales from its distillery and showroom located on the Distillery Row in Portland, Oregon.

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Spin-Off of MWW

Following consummation of the Acquisition, our new management conducted an evaluation of the MWW business and an analysis of the business going forward. Management determined that due to MWW’s operating and net losses in each of the last two fiscal years, its working capital deficit as of the end of the latest fiscal year and as of the latest fiscal quarter, its accumulated deficit, it was not in the best interest of the company and its stockholders to continue the operation of MWW going forward. Accordingly, on February 3, 2015, we transferred all shares of MWW held by us along with all assets and liabilities related to MWW to Michael Williams in consideration of MWW’s and Mr. Williams’ full release of all claims and liabilities related to MWW and the MWW business. Mr. Williams is the sole officer, director and employee of MWW. The spinoff of MWW will result in an impairment of goodwill related to the reverse merger of approximately $3.2 million in 2014.

Recent Developments

On December 31, 2014, we completed an offering (the “Offering”) of 5,512,500 shares of our common stock, par value $0.0001 per share (“Common Stock”) at a price of $0.40 per share for an aggregate purchase price of $2,205,000. The Offering was made to accredited investors and was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. We intend to use the net proceeds from the Offering for the build-out of new facility, marketing expenditures, repayment of indebtedness and working capital and general corporate purposes. Steven Earles, our president and chief executive officer, purchased 37,500 shares of Common Stock in the Offering for $15,000 in cash in the Offering.

Corporate Information

Our executive offices are located at 1805 SE Martin Luther King Jr. Blvd., Portland, Oregon 97214. Our telephone number is (971) 888-4264 and our Internet address is www.eastsidedistilling.com. The information on, or that may be, accessed from our website is not part of this Prospectus.

OUR BUSINESS

We are a manufacturer, developer, producer and marketer of hand-crafted spirits in the following beverage alcohol categories: bourbon, whiskey, rum and vodka. We currently distribute our products in five states (Oregon, Washington, Minnesota, Georgia and Pennsylvania).  We also generate revenues from tastings, tasting room tours, private parties and merchandise sales from its distillery and showroom located on the Distillery Row in Portland, Oregon. In addition, we recently started opening retail stores in shopping centers in the Portland area which provides additional revenues for sale of our products.

Industry Overview

U.S. Distilled Spirits Industry Overview

The global distilled spirits industry is very competitive. We compete based on taste, product quality, brand image, and price. While the industry is highly fragmented, major competitors include Bacardi Limited, Beam, Inc., Brown-Forman Corporation, Davide Campari Milano-S.p.A., Diageo PLC, LVMH Moët Hennessy Louis Vuitton S.A, Pernod Ricard S.A., and Rémy Cointreau S.A.

According to the Distilled Spirits Council, domestic alcoholic beverage sales in the U.S. have grown from $37.86 billion in 1999 to $62.13 billion in 2012. Sales of distilled spirits have the highest compound annual growth rate in recent years at a rate of 5.69% from 2000-2012 as compared to 4.42% for wine and 2.79% for beer during that same period.

Worldwide sales of alcoholic beverages are expected to exceed $1 trillion in 2014, according to Marketline.

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Craft distillers, such as Eastside, (i.e. distilled spirits plants (DSP) bottling less than 100,000 gallons annually) rose to 180 DSPs in the 3rd quarter of 2012 from less than 100 DSPs in the first quarter of 2010. In addition, craft distillers produced 1.2M 9-Liter cases in the 12 months ending September 30, 2012 from 700,000 cases in 2010.

Regulatory modernization over the course of the last decade has contributed to the increase in revenues for the industry in general. Since 2002, over 16 states have adopted Sunday sales of distilled spirits for a total of 36 nationally. Also since 2002, more than 17 states have passed legislation to allow distilled spirits tastings at liquor stores for a total of 44 states that allow some form of tasting. Council data show that while 2003-2012 supplier sales of value–priced products have grown from $3.75 billion to $4.08 billion, a 24.5% rate of growth, super-premium products have grown from $1.48 to $3.90 billion, a 163% rate of growth.

Our brands:

We manufacture, develop, produce and market the premium brands listed below.

Burnside Bourbon. We develop, market and produce two premium, barrel –aged bourbons: Burnside Bourbon and Oregon Oak Burnside Bourbon. Our Burnside Bourbon is aged in oak barrels for 4-years, is 96 proof and won a Gold Medal in the MicroLiquor Spirt Awards in 2014 and another from Beverage Tasting Institute. Our Oregon Oak Burnside Bourbon is produced in limited quantities and aged for an additional 90 days in Oregon oak barrels and we consider it an “ultra-premium” brand. Our Burnside Bourbon brands accounted for approximately 40% of our revenues for each of our 2013 and 2012 fiscal years, respectively.

Distinctive Whiskeys. We develop, market and produce two distinctive whiskeys: Cherry Bomb Whiskey and Marionberry Whiskey. Our Cherry Bomb Whiskey combines handcrafted small batch whiskey with a blast of real Oregon cherries. Our Cherry Bomb Whiskey won a gold medal from the American Wine Society and was also awarded a gold medal for taste and a silver medal for package design in the MircroLiquor Spirit Awards. Our Marionberry whiskey combines Oregon marionberries with premium aged whiskey and was awarded two silver medals in the MicroLiquor Spirit Awards for taste and package design. Our distinctive whiskeys accounted for approximately 10% of our revenues for each of our 2013 and 2012 fiscal years, respectively.

Below Deck Rums. We develop, market and produce 4 rums under the Below Deck brand name: Below Deck Silver Run, Below Deck Spiced Rum, Below Deck Coffee Rum and Below Deck Ginger Rum. Below Deck’s Silver Rum is Eastside’s original rum. Below Deck Spiced Rum is double-distilled from molasses and infused with exotic spices and won a triple gold medal for taste and a bronze medal for package design in the MicroLiquor Spirit Awards. Our Below Deck Coffee Rum is double-distilled and infused with coffee flavors from Arabica bean and won a silver medal at the San Francisco World Spirits Competition and our Below Deck Ginger Run is infused with natural ginger. Our Below Deck Rums accounted for approximately 10% of our revenues for each of our 2013 and 2012 fiscal years, respectively.

Premium Vodka. Eastside develops, markets and produces a premium potato vodka under the brand name Portland Potato Vodka which is distilled from potatoes rather than grain and as such is gluten free. Eastside Portland Potato Vodka was awarded a silver medal from the American Wine Society as well as a gold medal from the Beverage Tasting Institute which also gave it a “Best Buy” rating. Our Portland Premium Vodka accounted for approximately 30% of our revenues for each of our 2013 and 2012 fiscal years, respectively.

Seasonal/Limited Edition Spirits. In addition to our premium bourbons, whiskeys, rum and vodka, Eastside creates seasonal and limited-edition products such as Advocaat (eggnog) Liqueur, Peppermint Bark Liqueur, Bier Schnapps and Holiday Spiced Liqueur.

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Special Events

We also generate revenues from hosting special events, such as tastings. In our current facility, we have generated as much as $95,000 in revenues from our tasting room in a single month during the holiday season (November/December). Our new facility is substantially larger and in addition to potential increased tasting room revenues, we expect to have space to host private parties, food tasting events and even concerts. We also sell merchandise and in-store bottle sales from our facility.

Retail Stores

We recently started opening retail stores in shopping centers in the Portland, Oregon area which provides us with additional revenues for sales of our products. In December 2014, we opened a 1,200 square foot retail store in Clackamas Town Center (Happy Valley Town Center) and in January 2015, entered into a lease for 3,100 square feet of retail space in the Washington Square Center in Portland, Oregon. We also had two additional holiday season retail locations within high-traffic shopping malls in the Portland, Oregon metro region.

Our Strengths

We believe the following competitive strengths will enable the implementation of our growth strategies:

Award Winning Diverse Product Line: We have a diverse product line offering of more than ten (10) premium craft spirits, many of which have won awards for taste and/or product design. In addition, premium craft spirits have experienced a compound annual growth rate of 7.6% over the last decade, which is higher than the 5.5% compound annual growth rate for mass produced spirits. Our sales of premium brands has increased by 45% since 2010. We believe our diverse, recognized and profitable product line in this growing market will enable us to establish a presence in new geographic markets and enable us to procure additional distributors for our products.

High Product Margin. Our high-end spirits have high profit margins, many of which exceed 50%. High profit margins on our products should contribute to a strong balance sheet, which we expect potential financing sources and strategic partners, such as distributors and suppliers, will find attractive.

New Distillery: We recently signed a lease for a new 45,000 square foot distillery that when fully operational is expected to be capable of producing up to 1 million cases per year, representing an increase of 250% from the production capability of our current facility (4,000 cases). Our expected production of cases is expected to increase each year after moving into our new facility. We expect the new distillery will enable us to start producing high-end single malt whiskey (scotch) and specialty gin. In addition, this new distillery should enable us to recognize additional income from tastings and other special events.

Key Relationships: We recently signed a distribution agreement with Young’s Market Company, the fourth largest wine and spirits distributor in the United States. Young’s is our exclusive distributor in Oregon and has the intention to distribute our products nationwide. We are also in discussions with other national distributors. We have also recently engaged Blackheath Beverage Group, an outsource sales and marketing company and Park Street Imports, a provider of back-office administrative and logistical services for alcohol and beverage distributors. We believe these relationships will facilitate our goal of having our premium spirits sold and distributed nationwide.

Experienced Management Team: Our Management team possesses significant recent experience in the premium liquor brand industry as well as developing start-up companies. Our senior management team has worked together in the premium beverage industry for over 5 years.

Our Strategy

Our objective is to continue building Eastside into a profitable national spirits company, with a distinctive portfolio of premium and super premium spirits brands. We expect to have nationwide distribution of our products within the next 48 months. To achieve this, we continue to seek to:

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Grow our distribution network. We currently have a formal relationship with a national distributor in Young’s Market Company and also have relationships with regional distributors in Georgia, Minnesota, and Washington. We are also in discussions with several other national distributors. We believe continuing to expand our distribution network will enable us to penetrate additional geographic markets more quickly

Increase production. Our new facility should ultimately be capable of producing up to 1 million cases per year. Our expected production of cases is expected to increase each year after moving into our new facility. We believe our increased production capacity will make us more attractive to distribution partners and will also generate additional revenues and profits.

Listing of Products in Control States. While we plan to ultimately distribute our products in all states, we will initially focus our efforts on the 18 liquor control states where distilled spirits are sold through state-owned and operated stores known as ABC (alcohol beverage control) stores. Sales to ABC stores on made on a net-30 basis, which we expect to result in timely payment. Oregon is currently the only control state in which we sell our products.

Selectively add new brands to our portfolio. We intend to continue to introduce new brands to our current portfolio of products. We expect the new distillery will enable us to start producing high-end single malt whiskey (scotch) and specialty gin. In addition, we intend to distribute a private-label tequila in the future.

Build Consumer Awareness. We intend to use our existing assets, expertise and resources to build consumer awareness and market penetration for our brands.

Continue Opening Retail Stores and Kiosks. In December 2014, we opened a 1,200 square foot retail store in Clackamas Town Center mall and in January 2015, we signed a lease for 3,001 square foot retail store in the Washington Town Center in Portland, Oregon. In addition, we also had two additional holiday season retail locations within high-traffic shopping malls in the Portland, Oregon metro region. We intend to open additional retail stores and kiosks to build local brand awareness and direct-to-consumer retail sales.

Production and supply

There are several steps in the production and supply process for beverage alcohol products. First, all of our spirits products are distilled. This is a multi-stage process that converts basic ingredients, such as grain, sugar cane or agave, into alcohol. Next, the alcohol is processed and/or aged in various ways depending on the requirements of the specific brand. For our vodka, this processing is designed to remove all other chemicals, so that the resulting liquid will be odorless and colorless, and have a smooth quality with minimal harshness. Achieving a high level of purity involves a series of distillations and filtration processes.

For our spirits brands, rather than removing flavor, various complex flavor profiles are achieved through one or more of the following techniques: infusion of fruit, addition of various flavoring substances, and, in the case of rums and whiskeys, aging of the brands in various types of casks for extended periods of time and the blending of several rums or whiskeys to achieve a unique flavor profile for each brand. After the distillation, purification and flavoring processes are completed, the various liquids are bottled. This involves several important stages, including bottle and label design and procurement, filling of the bottles and packaging the bottles in various configurations for shipment.

We rely on a limited number of suppliers for the sourcing of our products and raw materials. However, we distill, produce and bottle our spirits for distribution.

Distribution network

We believe that the distribution network that we have developed with our sales team and our independent distributors and brokers is one of our strengths. We currently have distribution and brokerage relationships with third-party distributors in five (5) U.S. states. In July 2014, we engaged Young’s Market Company, a nationally recognized distributor of wines, spirits and selected beverages to serve as our exclusive distributor in the state of Oregon.

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U.S. distribution

Background. Importers of beverage alcohol in the U.S. must sell their products through a three-tier distribution system. Typically, an imported brand is first sold to a U.S. importer, who then sells it to a network of distributors, or wholesalers, covering the U.S., in either “open” states or “control” states. In the 33 open states, the distributors are generally large, privately-held companies. In the 18 control states, the states themselves function as the distributor, and regulate suppliers such as us. The distributors and wholesalers in turn sell to individual retailers, such as liquor stores, restaurants, bars, supermarkets and other outlets licensed to sell beverage alcohol. In larger states such as New York, more than one distributor may handle a brand in separate geographical areas. In control states, importers sell their products directly to state liquor authorities, which distribute the products and either operate retail outlets or license the retail sales function to private companies, while maintaining strict control over pricing and profit.

The U.S. spirits industry has consolidated dramatically over the last ten years due to merger and acquisition activity. There are currently eight major spirits companies, each of which own and operate their own importing businesses. All companies, including these large companies, are required by law to sell their products through wholesale distributors in the U.S. The major companies are exerting increasing influence over the regional distributors and as a result, it has become more difficult for smaller companies to get their products recognized by the distributors.

Importation. We currently hold the federal importer and wholesaler license required by the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Treasury Department, and the requisite state license in Oregon, Washington, Nevada, California, Georgia, Maryland, Minnesota, Pennsylvania, Idaho, Montana and Utah.

Our inventory is maintained in our warehouse and shipped nationally by our network of licensed and bonded carriers.

Wholesalers and distributors. In the U.S., we are required by law to use state-licensed distributors or, in the control states, state-owned agencies performing this function, to sell our brands to retail outlets. As a result, we depend on distributors for sales, for product placement and for retail store penetration. We currently have no distribution agreements or minimum sales requirements with any of our U.S. alcohol distributors, and they are under no obligation to place our products or market our brands. All of the distributors also distribute our competitors’ products and brands. As a result, we must foster and maintain our relationships with our distributors. Through our internal sales team, we have established relationships for our brands with wholesale distributors in the five states we currently sell our products, and our products are currently sold in the U.S. by 6 wholesale distributors, as well as by various state beverage alcohol control agencies.

Significant customers

Sales to one distributor, the Oregon Liquor Control Commission, accounted for approximately 40% of our consolidated revenues for fiscal 2013.

Sales team

We currently have a total sales force of 3 people, with an average of over 10 years of industry experience with premium beverage alcohol brands.

Our sales personnel are engaged in the day-to-day management of our distributors, which includes setting quotas, coordinating promotional plans for our brands, maintaining adequate levels of stock, brand education and training and sales calls with distributor personnel. Our sales team also maintains relationships with key retail customers through independent sales calls. They also schedule promotional events, create local brand promotion plans, host in-store tastings where permitted and provide wait staff and bartender training and education for our brands.

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In addition, we have also recently engaged Blackheath Beverage Group, an outsource sales and marketing company to assist in the development of additional brands as well as development and execution of a national roll-out strategy. We have also recently engaged Park Street Imports, a provider of back-office administrative and logistical services for alcohol and beverage distributors, which services include state compliance, logistics planning, order processing, distributor chargeback and bill-support management and certain accounting and reporting services.

Advertising, marketing and promotion

To build our brands, we must effectively communicate with three distinct audiences: our distributors, the retail trade and the end consumer. Advertising, marketing and promotional activities help to establish and reinforce the image of our brands in our efforts to build substantial brand value.

We employ 3 in-house marketing, sales and customer service personnel who work together with third party design and advertising firms to maintain a high degree of focus on each of our product categories and build brand awareness through innovative marketing activities. We use a range of marketing strategies and tactics to build brand equity and increase sales, including consumer and trade advertising, price promotions, point-of-sale materials, event sponsorship, in-store and on-premise promotions and public relations, as well as a variety of other traditional and non-traditional marketing techniques, including social media marketing, to support our brands.

Besides traditional advertising, we also employ three other marketing methods to support our brands: public relations, event sponsorships and tastings. Our significant U.S. public relations efforts have helped gain editorial coverage for our brands, which increases brand awareness. Event sponsorship is an economical way for us to have influential consumers taste our brands. We actively contribute product to trend-setting events where our brand has exclusivity in the brand category. We also conduct hundreds of in-store and on-premise promotions each year.

We support our brand marketing efforts with an assortment of point-of-sale materials. The combination of trade and consumer programs, supported by attractive point-of-sale materials, also establishes greater credibility for us with our distributors and retailers.

Intellectual property

Trademarks are an important aspect of our business. We sell our products under a number of trademarks, which we own or use under license. Our brands are protected by trademark registrations or are the subject of pending applications for trademark registration in the U.S where we distribute, or plan to distribute, our brands. The trademarks may be registered in the names of our subsidiaries and related companies. In the U.S., trademark registrations need to be renewed every ten years. We expect to register our trademarks in additional markets as we expand our distribution territories.

Seasonality

Our industry is subject to seasonality with peak retail sales generally occurring in the fourth calendar quarter (our third fiscal quarter) primarily due to seasonal holiday buying. Historically, this holiday demand typically resulted in slightly higher sales for us in our second and/or third fiscal quarters.

Competition

The beverage alcohol industry is highly competitive. We believe that we compete on the basis of quality, price, brand recognition and distribution strength. Our premium brands compete with other alcoholic and nonalcoholic beverages for consumer purchases, retail shelf space, restaurant presence and wholesaler attention. We compete with numerous multinational producers and distributors of beverage alcohol products, many of which have greater resources than us.

Over the past ten years, the U.S. wine and spirits industry has undergone dramatic consolidation and realignment of brands and brand ownership. The number of major importers in the U.S. has declined significantly. Today there are eight major companies: Diageo PLC, Pernod Ricard S.A., Bacardi Limited, Brown-Forman Corporation, Beam Suntory Inc., Davide Campari Milano-S.p.A., and Remy Cointreau S.A.

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We believe that we are sometimes in a better position to partner with small to mid-size brands than the major importers. Despite our relative capital position and resources, we have been able to compete with these larger companies in pursuing agency distribution agreements and acquiring brands by being more responsive to private and family-owned brands, offering flexible transaction structures and providing brand owners the option to retain local production and “home” market sales. Given our size relative to our major competitors, most of which have multi-billion dollar operations, we believe that we can provide greater focus on smaller brands and tailor transaction structures based on individual brand owner preferences. However, our relative capital position and resources may limit our marketing capabilities, limit our ability to expand into new markets and limit our negotiating ability with our distributors.

By focusing on the premium and super-premium segments of the market, which typically have higher margins, and having an established, experienced sales force, we believe we are able to gain relatively significant attention from our distributors for a company of our size. Also, the continued consolidation among the major companies is expected to create an opportunity for small to mid-size wine and spirits companies, such as ourselves, as the major companies contract their portfolios to focus on fewer brands.

Government regulation

We are subject to the jurisdiction of the Federal Alcohol Administration Act, U.S. Customs Laws, Internal Revenue Code of 1986, and the Alcoholic Beverage Control Laws of all fifty states.

The U.S. Treasury Department’s Alcohol and Tobacco Tax and Trade Bureau regulates the production, blending, bottling, sales and advertising and transportation of alcohol products. Also, each state regulates the advertising, promotion, transportation, sale and distribution of alcohol products within its jurisdiction. We are also required to conduct business in the U.S. only with holders of licenses to import, warehouse, transport, distribute and sell spirits.

We are subject to U.S. regulations on the advertising, marketing and sale of beverage alcohol. These regulations range from a complete prohibition of the marketing of alcohol in some countries to restrictions on the advertising style, media and messages used.

Labeling of spirits is also regulated in many markets, varying from health warning labels to importer identification, alcohol strength and other consumer information. All beverage alcohol products sold in the U.S. must include warning statements related to risks of drinking beverage alcohol products.

In the U.S. control states, the state liquor commissions act in place of distributors and decide which products are to be purchased and offered for sale in their respective states. Products are selected for purchase and sale through listing procedures which are generally made available to new products only at periodically scheduled listing interviews. Consumers may purchase products not selected for listings only through special orders, if at all.

The distribution of alcohol-based beverages is also subject to extensive federal and state taxation in the U.S. and internationally. Most foreign countries in which we do business impose excise duties on wines and distilled spirits, although the form of such taxation varies from a simple application on units of alcohol by volume to intricate systems based on the imported or wholesale value of the product. Several countries impose additional import duty on distilled spirits, often discriminating between categories in the rate of such tariffs. Import and excise duties may have a significant effect on our sales, both through reducing the consumption of alcohol and through encouraging consumer switching into lower-taxed categories of alcohol.

We believe that we are in material compliance with applicable federal, state and other regulations. However, we operate in a highly regulated industry which may be subject to more stringent interpretations of existing regulations. Future compliance costs due to regulatory changes could be significant.

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Employees

As of February 9, 2015, we had 18 full-time employees, 6 of which were in sales and marketing and 3 of which were in management and 9 in administration and production.

Geographic Information

Eastside operates in one business — premium beverage alcohol. Eastside’s product categories are rum, whiskey, vodka and specialty liquors with an intent to sell gin and private label tequila in the future. Eastside currently sells its products in five states: Oregon, Washington, Minnesota, Pennsylvania and Georgia.

DESCRIPTION OF PROPERTY

Our executive offices are located at 1805 SE Martin Luther King Jr. Blvd., Portland, Oregon 97214. We lease these premises under a lease agreement with a 6-year term starting on November 1, 2014 and ending October 31, 2020, subject to our option to extend the lease for an additional 5-years. Monthly lease payments range from $6,000 to $24,000 after a $90,000 rental prepayment in November 2014 and a period of free rent from November 2014 through January 2015. The lease is guaranteed by our chief executive officer.

We lease additional office space and a tasting room at 1512 SE 7th Avenue, Portland, Oregon 97214. This lease has a current monthly lease rate of $1,750 per month and expires on November 30, 2015, provided, that, we have two one year options to renew. Our monthly lease rate will increase 3% for each option.

We also lease retail space in two separate locations, one in Washington Square (Portland, Oregon) and the other in Clackamas Town Center (Happy Valley Town Center). For Washington Square, we lease 3,001 square feet of retail space in the Washington Square center at a monthly rate of $3,750 and monthly percentage rent equal to 15% of the excess of gross sales and revenues made at the retail space for any month in excess of $25,000. The Washington Square lease expires on January 31, 2015. The retail space in the Clackamas Town center is rented pursuant to a License Agreement under which we lease 1,200 square feet of retail space and currently pay monthly license fees of $4,200 per month and monthly percentage rent equal to 15% of the excess of gross sales and revenues made at the retail space for any month in excess of $20,000.

LEGAL PROCEEDINGS

We are party to claims and litigation that arise in the normal course of business. Management believes that the ultimate outcome of these claims and litigation will not have a material impact on our financial position or results of operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of February 9, 2015 as to each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group.  As of February 9, 2015, we had 45,512,500 shares of common stock outstanding.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities.  Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this Registration Statement are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

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Name And Address(1)	Number Of Shares Beneficially Owned	Percentage Owned

Officers and Directors:

Steven Earles	12,787,500	28.10%
Lenny Gotter	12,150,000	26.69%
Martin Kunkel	0	*

All directors and officers as a group (3 persons)	24,937,500	54.79%

*Less than 1%.

(1)	Unless otherwise noted, the address is c/o Eastside Distilling, Inc., 1805 SE Martin Luther King Jr. Blvd., Portland, Oregon 97214.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information concerning our directors and executive officers:

Name	Age	Position

Steven Earles	45	Chief Executive Officer. Chief Financial Officer and director (Chairman)

Lenny Gotter	47	Chief Operating Officer, Secretary and director

Martin Kunkel	48	Chief Marketing Officer and director

Steven Earles

President Chief Executive Officer, Chief Financial Officer and director (Chairman)

Mr. Earles has served as our President, Chief Executive Officer, Chief Financial Officer and director (Chairman) since October 31, 2014. Previously, Mr. Earles served as Eastside Distilling LLC’s Chief Executive Officer since January 2014. Prior to joining Eastside, Mr. Earles served as managing director of CRM Land Development LLC, a land development company from 2010 to 2014. From 2000 to 2010, Mr. Earles served as Chief Executive Officer for SD Earles Inc., a southern California real estate development company. In addition, Mr. Earles served as Chief Executive Officer for several start-up companies from 2000 to 2010.

Lenny Gotter

Chief Operating Officer, Secretary and director

Mr. Gotter has served as our Chief Operating Officer, Secretary and director since October 31, 2014. Mr. Gotter founded Eastside Distilling, LLC, our wholly-owned subsidiary in 2008 and has served in management positions since its founding, most recently as Chief Operating Officer. Mr. Gotter has a degree in economics from the University of Wisconsin.

Martin Kunkel

Chief Marketing Officer, Secretary and director

Mr. Kunkel has served as our Chief Marketing Officer and director since January 13, 2015. Since April 2014, Mr. Kunkel has also served as Director of Player Development and Casino Marketing at the Hard Rock Hotel/Casino in Las Vegas, Nevada. From June 2011 to April 2014, Mr. Kunkel served as Executive Casino Host and Casino Marketing for the Cosmopolitan in Las Vegas, Nevada. From October 2010 to June 2011, Mr. Kunkel served as Casino Host for the Hard Rock Hotel/Casino in Hollywood, Florida.

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Director Qualifications

We considered Mr. Earles’ prior experience with Eastside as well as experience with other start-up businesses as well as his experience as CEO for a real estate development company as important factors in concluding that he was qualified to serve as one of our directors. Regarding Mr. Gotter, we considered his experience founding Eastside and being employed in various management capacities at Eastside since 2008 as important factors in concluding that he was qualified to serve as one of our directors. Regarding Mr. Kunkel, we considered his marketing and player development positions as important factors in concluding that he was qualified to serve as one of our directors.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

•	has had any bankruptcy petition filed by or against any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities;

•	been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been subject or a party to or any other disclosable event required by Item 401(f) of Regulation S-K.

Family Relationships

None.

Stockholders can send communications to the Board of Directors by sending a certified or registered letter to the Chairman of the Board, care of the Secretary, at our main business address set forth above. Communications that are threatening, illegal, or similarly inappropriate, and advertisements, solicitations for periodical or other subscriptions, and other similar communications will generally not be forwarded to the Chairman.

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EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our executive officers for services rendered during the fiscal years ended December 31, 2014, and 2013.

	Summary Compensation Table
Name and Position	Year	Salary			Bonus	All Other Compensation		Total ($)
Steven Earles	2014		$9,000		$—		$—		$9,000
President, Chief Executive Officer and Chief Financial Officer, (Since October 31, 2014)	2013	$	N/A		N/A	$	N/A	$	N/A

Lenny Gotter	2014		$15,600	(1)	$200		$—		$15,800
Chief Operating Officer and Secretary (Since October 31, 2014)	2013		$7,600	(1)	—		$—		$7,600

Michael Williams	2014		$-		-		$—		$-
President, Chief Executive Officer and Chief Financial Officer (Until October 31, 2014)	2013		$-		-		$—		$-

Daniela Anastasio	2014		$-		-		$—		$-
Secretary (Until October 31, 2014)	2013		$-		-		$—		$-

(1)	Includes compensation paid by Eastside Distilling, LLC

All Other Compensation

None

Outstanding Equity Awards

There were no outstanding equity awards as of the year ended December 31, 2014.

Employment Agreements

We have employment agree with each of Steven Earles, Lenny Gotter and Martin Kunkel. Descriptions of the material terms of each agreement are set forth below.

Employment Agreement with Steven Earles

On February 6, 2015, we entered into an employment agreement with Steven Earles to serve as President, Chief Executive Officer, Chief Financial Offier and Chairman of our Board of Directors.  The agreement is for an initial term ending on February 5, 2018 and provides for an annual base salary during the term of the agreement of $104,000 per year,. Mr. Earles is eligible to receive a bonus of at the discretion of the board of directors.

The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) two (2) weeks paid vacation leave; (iii) medical, dental and life insurance benefits (iii) 36-month non-compete/non-solicitation terms; and(iv) a severance payment equal to the six months base salary upon termination without cause.

.

Employment Agreement with Lenny Gotter

On February 6, 2015, we entered into an employment agreement with Lenny Gotter to serve as Chief Operating Officer.  The agreement is for an initial term ending on February 5, 2018 and provides for an annual base salary during the term of the agreement of $78,000 per year, Mr. Gotter received a $5,000 one-time bonus upon execution of the agreement and is eligible to receive a bonus of at the discretion of the board of directors.

The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) two (2) weeks paid vacation leave; (iii) medical, dental and life insurance benefits (iii) 36-month non-compete/non-solicitation terms; (iv) a severance payment equal to the six months base salary upon termination without cause. Mr. Gotter also agreed to a 5-year lock-up with respect to his shares.

Employment Agreement with Martin Kunkel

On February 6, 2015, we entered into an employment agreement with Martin Kunkel to serve as Chief Marketing Officer.  The agreement is for an initial term ending on February 5, 2018 and provides for an annual base salary during the term of the agreement of $40,000 per year, Mr. Kunkel is eligible to receive a bonus of at the discretion of the board of directors.  In addition, Mr. Kunkel received an option to purchase 200,000 shares of our common stock.  This option has a 5 year term and the securities issued thereunder will be vest over 2-years with 25% vesting in the first year and 75% vesting in the second year provided, however, that the options will not begin vesting until 6-months after the date of grant.

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The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) two (2) weeks paid vacation leave; (iii) medical, dental and life insurance benefits (iii) 36-month non-compete/non-solicitation terms; and (iv) a severance payment equal to the six months base salary upon termination without cause.

Potential Payments upon Termination

Under the terms of Messrs.’ Earles, Gotter and Kunkel employment agreements, each of them is entitled to a severance payment of six (6) month’s salary at the then-applicable base salary rate in the event that we terminate their employment without cause.

The following table sets forth quantitative information with respect to potential payments to be made to each of Messrs. Earles, Gotter and Kunkel upon termination without cause. The potential payments are based on the terms of each of the Employment Agreement\s discussed above. For a more detailed description of the particular Employment Agreement, see the “Employment Agreements” section above.

Name	Potential Payment upon Termination Without Cause (1)
Steven Earles	$52,000	(2)
Lenny Gotter	$39,000	(3)
Martin Kunkel	$20,000	(4)

(1)	Employee entitled to six months’ severance at the then applicable base salary rate.
(2)	Based on Mr. Earles’ current annual base salary of $104,000.
(3)	Based on Mr. Gotter’s current annual base salary of $78,000.
(4)	Based on Mr. Kunkel’s current annual base salary of $40,000

Compensation of Directors

Currently, directors receive no compensation for their services on our Board. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending board of director and committee meetings provided that we have the resources to pay these expenses.

Code of Ethics

We have adopted a code of ethics that applies to the principal executive officer and principal financial and accounting officer.  We will provide to any person without charge, upon request, a copy of our code of ethics.  Requests may be directed to our principal executive offices at 1805 SE Martin Luther King Jr. Blvd., Portland, Oregon 97214.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

During the year ended December 31, 2013 a former director of the Company received $14,275 as compensation for management services provided to the Company.

During the year ended December 31, 2014, a former officer of the Company advanced us $8,358. The amount is non-interest bearing, unsecured and due on demand. This advance was transferred to MWW in connection with the February 2015 spin-off of MWW.

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During 2014, our president, Mr. Earles paid expenses on behalf of Eastside Distilling on his personal credit card totaling $345,212. These related party advances do not bear interest and are payable on demand. We have repaid $ 342,536 of these advances leaving a balance due as of December 31, 2014 of $ 2,676.

In December 2014, our President, Mr. Earles, purchased 37,500 shares of common stock for $25,000 in our December 2014 Offering.

We believe that the foregoing transactions were in our best interests. Consistent with Section 78,140 of the Nevada Revised Statutes, it is our current policy that all transactions between us and our officers, directors and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, are approved by vote of the stockholders, or are fair to us as a corporation as of the time it is authorized, approved or ratified by the board. We will conduct an appropriate review of all related party transactions on an ongoing basis, and, where appropriate, we will utilize our audit committee for the review of potential conflicts of interest.

Director Independence

Our Board of Directors has determined that none of our directors are “independent” as defined under the standards set forth in Section 121A of the American Stock Exchange Company Guide.  In making this determination, the Board of Directors considered all transactions set forth under “Certain Relationships and Related Transactions” above.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Our common stock trades on the OTC Markets (QB Marketplace Tier) under the symbol “ESDI.” Very limited trading of our common stock has occurred during the past two years; therefore, only limited historical price information is available. The following table sets forth the high and low closing bid prices of our common stock (USD) for the last two fiscal years, as reported by OTC Markets Group Inc. and represents inter dealer quotations, without retail mark-up, mark-down or commission and may not be reflective of actual transactions:

We consider our stock to be “thinly traded” and any reported sale prices may not be a true market-based valuation of our stock.  Some of the bid quotations from the OTC Bulletin Board set forth below may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

2015 (OTC Markets)	High Bid	Low Bid
First quarter	$2.10	$1.88

2014 (OTC Markets)	High Bid	Low Bid
First quarter	$-	$-
Second quarter	1.00	0.35
Third quarter	0.80	0.38
Fourth quarter	2.10	0.40

2013 (OTC Markets)	High Bid	Low Bid
First quarter	$-	$-
Second quarter	-	-
Third quarter	-	-
Fourth quarter	-	-

Shareholders

Our shares of common stock are issued in registered form. The registrar and transfer agent for our shares of common stock is Pacific Stock Transfer Company, 4045 South Spencer Street Suite 403 Las Vegas, NV 89119 (Telephone: (702) 361-3033; Facsimile: (800) 785-7782).

On February 9, 2015, the shareholders' list of our shares of common stock showed 28 registered holders of our shares of common stock and 45,512,500 shares of common stock outstanding. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of shares of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

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Dividend Policy

We have not paid cash dividends on our common stock since our inception and we do not contemplate paying dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans. As of December 31, 2014, we did not have any compensation plans outstanding.

DESCRIPTION OF SECURITIES

Authorized Shares of Capital Stock

We are a corporation and has authorized capital stock which consists of (i) 900,000,000 shares of common stock, par value $0.0001 per share, of which 45,512,500 is outstanding as of February 9, 2015 and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding.

Common Stock

We are authorized by our Articles of Incorporation to issue 900,000,000 shares of common stock, $0.0001 par value.

As of February 9, 2015 we had issued and outstanding approximately 45,512,500 shares of common stock. Holders of our common stock are entitled to one vote per share on all matters subject to stockholder vote. If the Board of Directors were to declare a dividend out of funds legally available therefore, all of the outstanding shares of common stock would be entitled to receive such dividend ratably. We have never declared dividends and we do not intend to declare dividends in the foreseeable future. If our business was liquidated or dissolved, holders of shares of common stock would be entitled to share ratably in assets remaining after satisfaction of our liabilities. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.

Preferred Stock

Our Articles of Incorporation permits us to issue up to 100,000,000 shares of preferred stock, par value $0.0001 per share. The preferred stock may be issued in any number of series, as determined by the Board of Directors, the Board may by resolution fix the designation and number of shares of any such series of preferred stock and may determine, alter or revoke the rights, preferences, privileges and restrictions pertaining to any wholly unissued series and the Board may increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding.).

Convertible Promissory Notes

On June 13, 2014, we issued a convertible promissory note in the amount of approximately $150,000, which note was amended on September 19, 2014. The bears interest at 5% per annum and has a maturity date of June 13, 2015. The note may be converted into shares of common stock at a fixed conversion price of $0.40 per share. This note may be prepaid upon payment of 150% of the outstanding principal amount to the holder.

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Equity Compensation Plan Information

On January 29, 2015, our Board of Directors adopted the 2015 Stock Incentive Plan. The purpose of our 2015 Stock Incentive Plan is to advance the best interests of the company by providing those persons who have a substantial responsibility for our management and growth with additional incentive and by increasing their proprietary interest in the success of the company, thereby encouraging them to maintain their relationships with us. Further, the availability and offering of stock options and common stock under the plan supports and increases our ability to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability which we depend. The total number of shares available for the grant of either stock options or compensation stock under the plan is 3,000,000 shares, subject to adjustment. Our Board of Directors administers our plan and has full power to grant stock options and common stock, construe and interpret the plan, establish rules and regulations and perform all other acts, including the delegation of administrative responsibilities, it believes reasonable and proper. Any decision made, or action taken, by our Board of Directors arising out of or in connection with the interpretation and administration of the plan is final and conclusive. The Board of Directors, in its absolute discretion, may award common stock to employees of, consultants to, and directors of the company, and such other persons as the Board of Directors or compensation committee may select, and permit holders of common stock options to exercise such options prior to full vesting therein and hold the common stock issued upon exercise of the option as common stock. Stock options may also be granted by our Board of Directors or compensation committee to non-employee directors of the company or other persons who are performing or who have been engaged to perform services of special importance to the management, operation or development of the company. In the event that our outstanding common stock is changed into or exchanged for a different number or kind of shares or other securities of the company by reason of merger, consolidation, other reorganization, recapitalization, combination of shares, stock split-up or stock dividend, prompt, proportionate, equitable, lawful and adequate adjustment shall be made of the aggregate number and kind of shares subject to stock options which may be granted under the plan. Our Board of Directors may at any time, and from time to time, suspend or terminate the plan in whole or in part or amend it from time to time in such respects as our Board of Directors may deem appropriate and in our best interest. As of February 11, 2015, we have not issued any shares under the plan, and there are options to purchase 1,200,000 shares under this plan.

Registration Rights—December 2014 Offering

We agreed to file a registration statement with the Securities and Exchange Commission on Form S-1, or other applicable form, which will provide for the resale of the shares purchased in the December 2014 Offering under the Securities Act within 45-days of the final closing of such offering.

Options

In October 2014, Eastside Distilling entered into an agreement with a third-party consultant under which it agreed to issue a 2-year option to purchase 1,000,000 shares of common stock at an exercise price of $0.40 per shares in consideration of services rendered, which option is to be fully-vested upon grant, and which agreement was assumed by us upon our acquisition of Eastside Distilling on October 31, 2014. The option was issued on February 10, 2015.

On February 10, 2015, we issued our Chief Marketing Officer a 5-year option to purchase 200,000 shares of stock at an exercise price of $1.85 pursuant to the terms of his employment agreement with us. The Options shall become vested and exercisable over a period of 2-years from the date of grant, with 25% vesting in the first year after grant and the remaining 75% vesting during the second year following grant; provided, however, that the options will not begin vesting until 6-months after the date of grant.

Dividends

We do not anticipate the payment of cash dividends on its common stock in the foreseeable future.

Anti-takeover Effects of Our Articles of Incorporation and Bylaws

Our Articles of Incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of us or changing its board of directors and management.

According to our Articles of Incorporation and bylaws, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing its board of directors.

The authorization of classes of Common Stock or Preferred Stock with either specified voting rights or rights providing for the approval of extraordinary corporate action could be used to create voting impediments or to frustrate persons seeking to effect a merger or to otherwise gain control of the Company by diluting their stock ownership. In addition, the ability of the Company’s directors to distribute shares of any class or series (within limits imposed by applicable law) as a dividend in respect of issued shares of Preferred Stock could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company and effectively delay or prevent a change in control without further action by the stockholders.

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Nevada Anti-Takeover laws

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

•	the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or

•	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to five per cent or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to five per cent or more of the aggregate market value of all outstanding shares of the corporation, or (c) ten per cent or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) ten per cent or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions.

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

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Transfer Agent

Our transfer agent is Pacific Stock Transfer Company, 4045 South Spencer Street Suite 403, Las Vegas, NV 89119, telephone: (702) 361-3033.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Indeglia & Carney LLP, Los Angeles, California.  Indeglia & Carney currently owns 25,000 shares of our common stock, which shares were received in consideration of services previously rendered and unrelated to this registration statement.

EXPERTS

The consolidated financial statements of Eurocan Holdings Ltd. (now known as Eastside Distilling, Inc.) included in this prospectus and in the registration statement have been audited by MaloneBailey LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

The financial statements of Eastside Distilling, LLC included in this prospectus and in the registration statement have been audited by Burr Pilger Mayer, Inc., independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

AVAILABLE INFORMATION

We are filing with the SEC this registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

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INDEX TO FINANCIAL STATEMENTS

EASTSIDE DISTILLING, INC.(f/ka/ Eurocan Holdings, Ltd.)

EASTSIDE DISTILLING, LLC

33

PRO FORMA FINANCIAL STATEMENTS.OF EASTSIDE DISTILLING, INC. AND EASTSIDE DISTILLING LLC.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Eurocan Holdings Ltd.

1 Union Square West, Suite 610

New York, NY 10003

We have audited the accompanying consolidated balance sheets of Eurocan Holdings Ltd. and its subsidiary (collectively, the “Company”) as of December 31, 2013 and 2012 and the related consolidated statement of operations, changes in stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eurocan Holdings Ltd. and its subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered losses from operations and has a working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

April 10, 2014

F-1

Eurocan Holdings Ltd.

Consolidated Balance Sheets

(Expressed in US dollars)

	December 31, 2013 $	December 31, 2012 $

ASSETS

Current Assets

Cash	618	5,899
Accounts receivable	-	300

Total Current Assets	618	6,199

Other Assets
Security Deposit	-	3,075

Total Assets	618	9,274

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts payable	37,640	37,771
Accrued liabilities	31,199	9,583
Deferred revenue	730	-
Due to related party (Note 6)	1,214	-
Notes payable (Note 5)	7,150	155,000

Total Liabilities	77,933	202,354

Contingencies and Commitments	-	-

Stockholders’ Deficit

Preferred Stock, 100,000,000 shares authorized, par value $0.0001; None issued and outstanding	-	-

Common Stock, 900,000,000 shares authorized, par value $0.0001; 32,910,000 and 12,710,000 shares issued and outstanding, respectively	3,291	1,271

Additional Paid-In Capital	246,691	46,711

Deficit	(327,297)	(241,062)

Total Stockholders’ Deficit	(77,315)	(193,080)

Total Liabilities and Stockholders’ Deficit	618	9,274

The accompanying notes are an integral part of these consolidated financial statements.

F-2

Eurocan Holdings Ltd.

Consolidated Statements of Operations

(Expressed in US dollars)

	For the Year Ended	For the Year Ended
	December 31, 2013	December 31, 2012
	$	$

Revenue	64,036	122,320

Cost of Sales	8,216	9,285

Gross Margin	55,820	113,035

Expenses

Rent	10,631	18,750
General and administrative	38,649	44,991
Management fees (Note 6)	14,275	20,665
Professional fees	74,032	79,678

Total Operating Expenses	137,587	164,084

Loss from Operations	(81,767)	(51,049)

Other Income (Expenses)

Other income	10,742	8,805
Interest and bank charges	(15,210)	(14,774)

Total Other Income (Expenses)	(4,468)	(5,969)

Net Loss	(86,235)	(57,018)

Net Loss Per Share – Basic and Diluted	(0.01)	(0.00)

Weighted Average Common Shares Outstanding – Basic and Diluted	15,034,384	12,710,000

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Eurocan Holdings Ltd.

Consolidated Statements of Cash Flows

(Expressed in US dollars)

	For the Year Ended December 31, 2013 $	For the Year Ended December 31, 2012 $

Cash Flows From Operating Activities

Net loss for the period	(86,235)	(57,018)

Adjustment to reconcile net loss to net cash used in operating activities:
Gain on sale of property and equipment	(4,405)	-
Bad debt expense	490	-

Changes in operating assets and liabilities:
Accounts receivable	(190)	365
Prepaid expenses and other current assets	-	2,800
Security deposits	3,075	(3,075)
Deferred revenue	730	(1,200)
Accounts payable and accrued liabilities	21,485	(9,101)

Net Cash Used In Operating Activities	(65,050)	(67,229)

Cash Flows From Investing Activities
Proceeds from sale of property and equipment	4,405	-

Net Cash Provided by Investing Activities	4,405	-

Cash Flows From Financing Activities
Proceeds from related party debt	1,214	-
Principal payments on related party debt	-	(4,610)
Proceeds from notes payable	54,150	75,000

Net Cash Provided By (Used In) Financing Activities	55,364	70,390

Net Increase (Decrease) in Cash	(5,281)	3,161

Cash - Beginning of Period	5,899	2,738

Cash - End of Period	618	5,899

Supplemental Disclosures
Cash paid during the year for:

Income taxes paid	50	2,110
Interest paid	8,935	10,263

Supplemental Schedule of Non-Cash Investing and Financing Activities

Assignment of debt between creditors	202,000	-
Conversion of debt for common stock	202,000	-

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Eurocan Holdings Ltd.

Consolidated Statement of Stockholders’ Deficit

(Expressed in U.S. dollars)

	Number of Shares	Amount	Additional Paid-In Capital	Deficit	Total
	#	$	$	$	$

Balance – December 31, 2011	12,710,000	1,271	46,711	(184,044)	(136,062)

Net loss for the year	–	–	–	(57,018)	(57,018)

Balance – December 31, 2012	12,710,000	1,271	46,711	(241,062)	(193,080)

Issuance of common stock – note conversion	20,200,000	2,020	199,980	-	202,000

Net loss for the year	-	-	-	(86,235)	(86,235)

Balance – December 31, 2013	32,910,000	3,291	246,691	(327,297)	(77,315)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

1.	Nature of Operations and Continuance of Business

Eurocan Holdings Ltd. (the “Company”) was incorporated in the state of Nevada on February 11, 2004. Effective September 1, 2006, the Company acquired 100% of the issued and outstanding common stock of Michael Williams Web Design Inc. (“MWWD”); a private US based company, in exchange for 7,500,000 shares of common stock of the Company. MWWD was incorporated in the State of New York on February 26, 2004 and was owned by the President of the Company.

The acquisition resulted in the sole shareholder of MWWD having voting and operating control of the combined company, and, prior to the acquisition, the Company was a non-operating shell corporation with nominal net assets. The acquisition was considered a capital transaction in substance and therefore has been accounted for as a recapitalization. Under recapitalization accounting MWWD is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of the Company. Assets acquired and liabilities assumed are reported at their historical amounts. These consolidated financial statements include the accounts of the Company since the effective date of the recapitalization being September 1, 2006 and the historical accounts of the business of MWWD since inception being February 26, 2004.

On November 13, 2013, Building 400 Ltd (“The Investor”) exercised its right under a convertible debenture dated October 28, 2013 to convert $202,000 in debt secured by the debenture into 20,200,000 shares of the Company’s common stock. As a result of the Issuance of stock, the investor’s beneficial ownership is 61.4% of The Company’s common stock.

The Company’s principal business is web site design for corporate customers. These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. See Note 3 for further discussion.

2.	Summary of Significant Accounting Policies

a.	Basis of Presentation and Fiscal Year

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S, dollars. The Company’s fiscal years-end is December 31.

b.	Consolidation

The accompanying consolidated financial statements represent the consolidated operations of Eurocan Holdings. Ltd. and its wholly-owned subsidiary MWWD. Intercompany balances and transactions have been eliminated in consolidation.

c.	Use of Estimates

The preparation of these consolidated financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and

c.	Use of Estimates (continued)

the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to recoverability of long-lived assets, and deferred income tax asset valuations. The Company bases its estimates and assumptions on currents facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costa and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

F-6

d.	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

e.	Accounts Receivable:

The Company considers accounts receivable to be fully collectible: accordingly, no allowance for doubtful accounts is required. Management reviews accounts annually and if amounts are considered uncollectible, they are charged to operations.

f.	Property and Equipment

Property and equipment consists of computer hardware. These assets are recorded at cost and are being amortized on the straight-line basis over the estimated life of three years. Repair and maintenance expenditures, which do not result in improvements, are charged to expense as incurred.

g.	Financial Instruments

The Company’s financial instruments consist principally of cash, accounts receivable, accounts payable, notes payable and amounts due to a related party. The Company believes that the recorded values of all of other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

h.	Long-Lived Assets

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to; significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flow expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value. No impairment losses were recognized for the years ended December 31, 2013 and 2012.

h.	Basic and Diluted Net Income (Loss) per Share

The Company computes earnings (loss) per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. There were no common stock equivalents as of December 31, 2013 and 2012. Therefore, basic and diluted EPS are the same for the periods then ended.

F-7

2.	Summary of Significant Accounting Policies (continued)

i.	Fair Value Measurements

The fair value of assets and liabilities approximate the carrying amount because of the short maturity of these instruments.

j.	Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Income Taxes, Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company is required to compute tax assets benefits for net operating losses carried forward.

The Company does not file a consolidated tax return with its Subsidiary company. The Company evaluates tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authorities. Tax positions not deemed to meet the more-likely-than-not threshold are recorded as tax benefits or expenses in the current year. Management has analyzed the company’s tax positions taken on Federal tax returns for all open tax years and has concluded that

k.	Income Taxes (continued)

no provision for federal income tax is required in the Company’s financial statement. The Company files a Nevada state return which has no state corporation tax.

The Subsidiary has elected to be treated as an “S” Corporation for Federal and New York State income tax purposes. The stockholders of an S Corporation include their respective shares of the corporation’s income or loss in their individual income tax returns. Accordingly, the Subsidiary pays no federal and New York State income taxes, and pays de minims New York City taxes.

The Company and Subsidiary’s prior tax returns remain open for examination by tax authorities.

k.	Revenue Recognition

Revenue consists of web designing, web hosting, and maintenance services and is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exist, the service is delivered, and collectability is reasonably assured.

Revenue from fixed-price contracts are recognized using the completed-contract method. A contract is considered complete when all costs except insignificant items have been incurred and the final product is delivered to the customer according to specifications. Revenues from time-and-material contracts are recognized as the work is performed.

l.	Deferred Revenue

The Company typically receives payments as certain milestones are completed on individual contracts. These advance payments are recorded as deferred revenue on the balance sheet and reclassified as revenue on the statement of operations only after the contract is considered completed and the revenue has been earned.

m.	Recently Adopted Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-8

2.	Summary of Significant Accounting Policies (continued)

n.	Subsequent Events

The Company and Affiliate have evaluated subsequent events and transactions for potential recognition or disclosure through the date of the accountants’ compilation report, which is the date the financial statements were available to be issued.

3.	Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Since inception, the Company has incurred losses of $327,297. In addition, the Company generated negative cash flows from operations during the years ended December 31, 2013 and 2012. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

If necessary, the Company will pursue additional equity and/or debt financing while managing cash flows from operations in an effort to provide funds to meet its obligations on a timely basis and to support future business development.

The consolidated financial statements do not contain any adjustments to reflect the possible future effects on the classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

4.	Notes Payable

As of December 31, 2012 the Company had received advances totaling $155,000 of which $125,000 earned interest at 5%, was unsecured and due on demand. The remaining $30,000 promissory note was non-interest bearing, unsecured and due on demand. These were assigned to the holder of the convertible debenture on October 18, 2013.

During the nine months ended September 30, 2013 the Company received advances totaling $47,000 and issued promissory notes to non-related parties. The notes bear interest at 5%, are unsecured and are due on demand. These were assigned to the holder of the convertible debenture on October 18, 2013.

On October 18, 2013, the Company issued an unsecured convertible note debenture in the principal amount of $202,000 to an unrelated party. Notes payable in the amount of $202,000 were assigned to the holder of the debenture. The convertible debenture agreement allowed the holder to convert any or the entire principal into fully paid and non-assessable common shares of the Company at a conversion rate equal to one common share for each $0.01 of indebtedness. The debenture was converted into 20,200,000 shares of common stock on November 13, 2013.

During October, 2013 the Company received advances totaling $7,150 and issued non-interest bearing promissory notes, unsecured and due on demand.

5.	Related Party Transactions

During the years ended December 31, 2013 and 2012, a director of the Company received $14,275 and $20,665, respectively, as compensation for management services provided to the Company.

As of December 31, 2013 and 2012 the Company owed $1,214 and $ 0, respectively to the President of the Company. This amount is non-interest bearing, unsecured and due on demand.

F-9

6.	Common Stock and Preferred Stock

The Company has 100,000,000 shares of preferred stock authorized and none issued. The Company has 900,000,000 shares of common stock authorized, of which 32,910,000 and 12,710,000 shares are issued and outstanding for years ended December 31, 2013 and 2012, respectively. All shares of common stock are non-assessable and non-cumulative, with no pre-emptive rights.

During the year, ended December 31, 2012 the Company issued 20,200,000 shares of Common stock at $0.01 per share on conversion of a debenture.

7.	Commitment

In 2011 the Company renewed its lease agreement for two years with a company to provide office space. The Company agreed to pay equal monthly installments of $1,600 on the first year and $1,625 in the second year as rent expense and related security charges. The Company did not renew its lease agreement in 2013.

Rent expense was $10,631 and $18,750 for the years ended December 31, 2013 and 2012, respectively.

8.	Income Taxes

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.

During the years ended December 31, 2013 and 2012, the Company incurred net losses and, therefore, had no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $391,511 and $305,276 as of December 31, 2013 and 2012, and will expire in the years 2027 through 2033.

As of December 31, 2013 and 2012, deferred tax assets consisted of the following:

	December 31, 2013	December 31, 2012
	$	$

Current Deferred Tax Assets:

Operating loss carry-forwards	137,029	106,847
Less: valuation allowance	(137,029)	(106,847)

Net Deferred Tax Asset	-	-

9.	Major Customers

During the years ended December 31, 2013 and 2012 four customers accounted for approximately 83% and 85% of revenue.

10.	Subsequent Events

During the three month period ended March 31, 2014, the Company issued eight promissory notes to non-affiliated investors to secure the repayment of $56,965.35 advanced to the Company and on its behalf by the investor. The promissory notes are payable on demand and do not accrue interest. There has been no repayment of any indebtedness secured by the promissory notes.

F-10

EUROCAN HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN US DOLLARS)

	September 30,	December 31,
	2014	2013
	(unaudited)	(audited)
ASSETS

CURRENT ASSETS
Cash	229	618
Accounts Receivable	5,240	-
Interest receivable	2,241	-
Note receivable	150,000	-

TOTAL CURRENT ASSETS	157,710	618

TOTAL ASSETS	157,710	618

LIABILITIES & STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	38,100	37,640
Accrued liabilities	11,302	31,199
Deferred revenue	2,860	730
Due to related party	8,358	1,214
Demand notes payable	76,945	7,150
Convertible note payable, net of unamortized discount of $90,729	59,271	-

TOTAL CURRENT LIABILITIES	196,836	77,933

STOCKHOLDERS' DEFICIT
Preferred stock - $.0001 par value, 100,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock- $.0001 par value, 900,000,000 shares authorized, 32,910,000 shares issued and outstanding	3,291	3,291
Additional paid-in capital	340,441	246,691
Accumulated deficit	(382,858)	(327,297)
TOTAL STOCKHOLDERS' DEFICIT	(39,126)	(77,315)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	157,710	618

The accompanying notes are an integral part of these financial statements

F-11

EUROCAN HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

( EXPRESESSED IN US DOLLARS)

	For The	For The	For The	For The
	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUE	19,889	11,395	28,028	60,758

COST OF SALES	178	1,352	393	7,479

GROSS MARGIN	19,711	10,043	27,635	53,279

OPERATING EXPENSES
Rent	-	-	-	7,192
General and administrative	8,448	10,927	17,012	34,235
Management fees	-	3,075	-	14,275
Professional fees	9,394	18,626	56,369	59,073
TOTAL OPERATING EXPENSES	17,842	32,628	73,381	114,775

INCOME (LOSS) FROM OPERATIONS	1,869	(22,585)	(45,746)	(61,496)

OTHER INCOME (EXPENSE)
Interest income	1,887	-	2,241	-
Other income	-	-	-	4,405
Bank fees & interest	(5,981)	(4,418)	(12,056)	(11,923)
TOTAL OTHER INCOME (EXPENSE)	(4,094)	(4,418)	(9,815)	(7,518)

NET INCOME (LOSS)	(2,225)	(27,003)	(55,561)	(69,014)

NET LOSS PER SHARE-BASIC AND DILUTED	-	-	-	-

WEIGHTED AVERAGE SHARES OUTSTANDING BASIC AND DILUTED	32,910,000	12,710,000	32,910,000	12,710,000

The accompanying notes are an integral part of these financial statements

F-12

EUROCAN HOLDING LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(EXPRESSED IN US DOLLARS)

	For The	For The
	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2014	2013
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(55,561)	(69,014)
Adjustments to reconcile net loss to net cash (used in) in operating activities:
Amortization of note payable discount	3,021	-
Interest receivable	(2,241)	-
Gain on sale of property and equipment	-	(4,405)
Changes in assets and liabilities affecting operations:
Accounts receivable	(5,240)	(2,295)
Accounts payable and accrued expenses	(19,437)	16,631
Deferred revenue	2,130	-
Security Deposits	-	3,075

NET CASH (USED IN) OPERATING ACTIVITIES	(77,328)	(56,008)

CASH FLOWS FROM INVESTING ACTIVITIES
Note receivable	(150,000)	-
Proceeds from sale of property and equipment	-	4,405

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(150,000)	4,405

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related party debt	7,144	-
Proceeds from notes payable	219,795	47,000

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	226,939	47,000

NET (DECREASE) IN CASH	(389)	(4,603)

CASH – beginning of year	618	5,899

CASH – end of period	229	1,296

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:

Income taxes	-	50
Interest	7,248	6,629

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Beneficial conversion feature	93,750	-

The accompanying notes are an integral part of these financial statements

F-13

EUROCAN HOLDINGS LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

1.	Basis of Presentation

The accompanying unaudited interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the Company’s audited 2013 annual financial statements and notes thereto. In the opinion of management, all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements, which would substantially duplicate the disclosures required in the Company’s 2013 annual financial statements have been omitted.

2.	Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Since inception, the Company has incurred losses of ($382,858). In addition, the Company generated negative cash flows from operations during the year ended December 31, 2013. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

If necessary, the Company will pursue additional equity and/or debt financing while managing cash flows from operations in an effort to provide funds to meet its obligations on a timely basis and to support future business development.

The consolidated financial statements do not contain any adjustments to reflect the possible future effects on the classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

3.	Note Receivable

On June 17, 2014, the Company loaned the sum of $150,000 to Eastside Distilling LLC, an Oregon corporation. The loan accrues interest daily at the rate of 5% per annum (computed on the basis of the actual number of days elapsed and a year of 360 days and compounded monthly) and is secured with any and all assets of the Eastside Distilling LLC from June 13, 2014. The loan matures on June 13, 2015, but it may be prepaid in whole or in part at any time prior to the maturity date. As of September 30, 2014, the entire principal amount of the loan and $2,241 in accrued interest remain outstanding.

F-14

EUROCAN HOLDINGS LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

4.	Notes Payable

During the nine months ended September 30, 2013 the Company received advances totaling $47,000 and issued promissory notes to non-related parties. The notes bear interest at 5%, are unsecured and are due on demand. These were assigned to the holder of the convertible debenture on October 18, 2013.

On October 18, 2013, the Company issued an unsecured convertible note debenture in the principal amount of $202,000 to an unrelated party. Notes payable in the amount of $202,000 were assigned to the holder of the debenture. The convertible debenture agreement allowed the holder to convert any or the entire principal into fully paid and non-assessable common shares of the Company at a conversion rate equal to one common share for each $0.01 of indebtedness. The debenture was converted into 20,200,000 shares of common stock on November 13, 2013.

During October, 2013 the Company received advances totaling $7,150 and issued non-interest bearing promissory notes, unsecured and due on demand. As of September 30, 2014, the entire principal amount of the note remains outstanding.

During the nine months ended September 30, 2014 the Company received advances totaling $219,795 and issued twelve promissory notes to non-related parties. These notes are non-interest bearing, unsecured and due on demand. One of these notes was amended on September 19, 2014, as discussed below

On September 19, 2014, the Company amended a previously issued non-interest bearing demand note in the amount of $150,000 issued on June 13, 2014 to include new terms including interest, conversion rights, a maturity date and a pre-payment penalty. The amended note bears interest at 5% per annum and has a maturity date of June 13, 2015. The amended note may be converted into shares of the Company’s common stock at a fixed conversion price of $0.40 per share. The beneficial conversion feature was recorded at a discount amount of $93,750. The note payable discount balance was $90,729 as of September 30, 2014. This note may be prepaid upon payment of 150% of the outstanding principal amount to the holder.

5.	Related Party Transactions

During the nine months ended September 30, 2013 a director of the Company received $14,275 as compensation for management services provided to the Company.

As of September 30, 2014 and December 31, 2013, the Company owed $8,358 and $1,214, respectively to the director of the Company. The amount is non-interest bearing, unsecured and due on demand.

F-15

EUROCAN HOLDINGS LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

6.	Subsidiary

On September 30, 2014, Eastside Distilling Inc. was incorporated in the state of Nevada. One hundred percent of the 1,000 shares at .01 par value authorized are issued to the Company. Eastside Distilling, Inc. (the Subsidiary) had no activity on September 30, 2014.

7.	Subsequent Event

On October 31, 2014, the Company consummated the acquisition (the “Acquisition”) of Eastside Distilling, LLC, an Oregon limited liability company (“Eastside”) pursuant to an Agreement and Plan of Merger by and among the Company, Eastside, and Eastside Distilling, Inc., a Nevada corporation our wholly-owned subsidiary. Pursuant to the Merger Agreement, Eastside merged with and into Eastside Distilling, Inc. The merger consideration for the acquisition consisted of 32,000,000 shares (the “Shares”) of our common stock.   In addition, certain of the Company’s stockholders cancelled an aggregate of 24,910,000 shares of the Company’s common stock held by them. As a result, the Company has 40,000,000 shares of common stock issued and outstanding, of which 32,000,000 shares are held by the former members of Eastside.  In connection with the closing of the Merger Agreement, noteholders with debt obligations in the aggregate amount of $86,014.10 cancelled these obligations and provided the Company with a release from all claims.

On November 4, 2014, the Company received advances totaling $103,525 and issued two promissory notes to unrelated parties. The notes bear interest at a rate of 2.25% per annum, are unsecured and due on demand.

F-16

Independent Auditors’ Report

To the Members

Eastside Distilling, LLC

Portland, Oregon

We have audited the accompanying financial statements of Eastside Distilling, LLC (an Oregon limited liability company), which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of income, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eastside Distilling, LLC as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

San Francisco, California

October 8, 2014

F-17

Eastside Distilling, LLC

Balance Sheets

December 31, 2013 and 2012

	2013	2012
ASSETS

Current assets:
Cash	$29,784	$23,045
Accounts receivable	63,177	34,975
Inventories	59,051	42,730
Prepaid expenses	-	2,567

Total current assets	152,012	103,317

Property and equipment, net	22,395	5,557

Total assets	$174,407	$108,874

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:
Accounts payable	$13,506	$2,530
Accrued liabilities	10,086	33,771
Deferred revenue	15,356	30,467
Current portion of notes payable	2,301	6,542

Total current liabilities	41,249	73,310

Notes payable, less current portion	30,000	17,049

Total liabilities	71,249	90,359

Members’ equity	103,158	18,515

Total liabilities and members’ equity	$174,407	$108,874

The accompanying notes are an integral

part of these financial statements.

F-18

Eastside Distilling, LLC

Statements of Income

For the years ended December 31, 2013 and 2012

	2013	2012

Sales	$880,454	$347,232
Less excise taxes	138,897	69,219

Net sales	741,557	278,013
Cost of sales	303,220	92,359

Gross profit	438,337	185,654

Selling, general and administrative expenses	347,582	176,947

Income from operations	90,755	8,707

Other expenses:
Interest expense	1,552	1,240
Loss on disposal of property and equipment	2,217	-

Net income	$86,986	$7,467

The accompanying notes are an integral

part of these financial statements.

F-19

Eastside Distilling, LLC

Statements of Changes in Members’ Equity

For the years ended December 31, 2013 and 2012

Balance, January 1, 2012	$1,548
Contributions from members	10,000
Distributions to members	(500)
Net income	7,467

Balance, December 31, 2012	18,515
Contributions from members	1,954
Distributions to members	(4,287)
Buyout of member	(10)
Net income	86,986

Balance, December 31, 2013	$103,158

The accompanying notes are an integral

part of these financial statements.

F-20

Eastside Distilling, LLC

Statements of Cash Flows

For the years ended December 31, 2013 and 2012

	2013	2012

Cash flows from operating activities:
Net income	$86,986	$7,467
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	2,790	1,755
Loss on disposal of property and equipment	2,217	-
Changes in operating assets and liabilities:
Accounts receivable	(28,202)	(34,092)
Inventories	(16,321)	(39,185)
Prepaid expenses	2,567	(2,567)
Accounts payable	10,976	1,682
Accrued liabilities	(23,685)	22,289
Deferred revenue	(15,111)	30,467

Net cash provided by (used in) operating activities	22,217	(12,184)

Cash flows from investing activities:
Purchases of property and equipment	(21,845)	-

Net cash used in investing activities	(21,845)	-

Cash flows from financing activities:
Proceeds from notes payable	30,000	25,000
Payments of principal on notes payable	(21,290)	(1,409)
Contributions from members	1,954	10,000
Distributions to members	(4,287)	(500)
Buyout of member	(10)	-

Net cash provided by financing activities	6,367	33,091

Net increase in cash	6,739	20,907

Cash, beginning of year	23,045	2,138

Cash, end of year	$29,784	$23,045

Supplemental Disclosure of Cash Flow Information Cash paid during the year for interest	$1,552	$1,240

The accompanying notes are an integral

part of these financial statements.

F-21

Eastside Distilling, LLC

Notes to Financial Statements

December 31, 2013 and 2012

1.	Organization and Liquidity

Eastside Distilling, LLC (the Company) was formed in 2008 in the state of Oregon. The Company is a limited liability company, which is a legal entity in which the owners' (members') liabilities are limited to their investment in the entity.

The Company was originally incorporated under the name of Deco Distilling, LLC on January 25, 2008 and later changed its name to Eastside Distilling, LLC on January 12, 2012.

The Company's primary operations consist of producing local, hand-crafted spirits which are primarily sold in the Pacific Northwest. The Company operates out of its facilities located in Portland, Oregon and is subject to the Oregon Liquor Control Commission (OLCC) and the Alcohol and Tobacco Tax and Trade Bureau (TTB).

Liquidity

The Company has cash on hand of $29,784 and working capital of $110,763 at December 31, 2013. The Company intends to aggressively grow revenues and will require additional capital. Although management recognizes that it may need to raise additional funds in the future, there can be no assurance that such financing will be successful or that, in the event that they are successful, the terms and conditions of such financing will not be unfavorable. Any failure to obtain additional financing will have a material adverse effect upon the Company and will likely result in a substantial reduction in the scope of the Company’s operations. The Company’s ultimate success depends on its ability to achieve profitable operations and generate cash flows from operations. There can be no assurance that the Company will maintain profitable operations.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company records revenue when all four of the following criteria are met: (i) there is persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectability is reasonably assured.

The Company recognizes sales when merchandise is shipped from a warehouse directly to wholesale customers (except in the case of a consignment sale). For consignment sales, which include sales to the OLCC, the Company recognizes sales upon the consignee’s shipment to the customer. Postage and handling charges billed to customers are also recognized as sales upon shipment of the related merchandise. Shipping terms are generally FOB shipping point, and title passes to the customer at the time and place of shipment or purchase by customers at a retail location. For consignment sales, title passes to the consignee concurrent with the consignee’s shipment to the customer. The customer has no cancellation privileges after shipment or upon purchase at retail locations, other than customary rights of return. The Company excludes sales tax collected and remitted to various states from sales and cost of sales. Sales from items sold through the Company’s retail location are recognized at the time of sale.

Continued

F-22

Eastside Distilling, LLC

Notes to Financial Statements

December 31, 2013 and 2012

2.	Summary of Significant Accounting Policies, continued

Revenue Recognition, continued

Revenue received from online merchants who sell discounted gift certificates for the Company's merchandise and tastings is deferred until the customer has redeemed the discounted gift certificate or the gift certificate has expired, whichever occurs earlier.

Shipping and Fulfillment Costs

Freight costs incurred related to shipment of merchandise from the Company’s distribution facilities to customers are recorded in cost of sales.

Cash and Cash Equivalents

Cash equivalents are considered to be highly liquid investments with maturities of three months or less at the time of the purchase. The Company had no cash equivalents at December 31, 2013 and 2012.

Concentrations

The Company sells to third-party resellers and performs ongoing credit evaluations of trade accounts receivable due from third-party resellers. Generally, the Company does not require collateral. An allowance for doubtful accounts is determined with respect to those amounts that the Company has determined to be doubtful of collection using specific identification of doubtful accounts and an aging of receivables analysis based on invoice due dates. Generally, accounts receivable are past due after 30 days after an invoice date, unless special payment terms are provided. The Company did not record an allowance for doubtful accounts at December 31, 2013 and 2012.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. At December 31, 2013 and 2012, one customer represented 63% and 42% of accounts receivable, respectively.

For the years ended December 31, 2013 and 2012, one customer represented 36% and 37% of sales, respectively.

Fair Value of Financial Instruments

Financial instruments consist principally of accounts receivable, accounts payable, accrued liabilities and notes payable. The estimated fair value of accounts receivable, accounts payable and accrued liabilities approximates their carrying value due to the short period of time to their maturities. At December 31, 2012 and 2013, all of the Company’s notes payable are at fixed rates and the carrying value approximates fair value.

Continued

F-23

Eastside Distilling, LLC

Notes to Financial Statements

December 31, 2013 and 2012

2.	Summary of Significant Accounting Policies, continued

Inventories

Inventories primarily consist of bulk and bottled liquor and merchandise and are stated at the lower of cost or market. Cost is determined using an average costing methodology, which approximates cost under the first-in, first-out (FIFO) method. A portion of inventory is held by the OLCC on consignment until it is sold to a third party. The Company regularly monitors inventory quantities on hand and records write-downs for excess and obsolete inventories based primarily on the Company’s estimated forecast of product demand and production requirements. Such write-downs establish a new cost basis of accounting for the related inventory. The Company has recorded no write-downs of inventory for the years ended December 31, 2013 and 2012.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from two to seven years. Amortization of leasehold improvements is computed using the straight-line method over the life of the lease or the useful lives of the assets, whichever is shorter. The cost and related accumulated depreciation and amortization of property and equipment sold or otherwise disposed of are removed from the accounts and any gain or loss is reported as other income or expense.

Long-lived Assets

The Company accounts for long-lived assets, including property and equipment, at amortized cost. Management reviews long-lived assets for probable impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If there is an indication of impairment, management would prepare an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these estimated cash flows were less than the carrying amount of the asset, an impairment loss would be recognized to write down the asset to its estimated fair value.

Income Taxes

As a limited liability company, all income tax effects of the Company's operations are passed through to its members individually, accordingly, the accompanying financial statements do not include any income tax effects for the Company.

The Company had no unrecognized income tax benefits, nor any interest or penalties associated with unrecognized income tax benefits, accrued or expensed as of and for the years ended December 31, 2013 and 2012.

The Company files federal income tax returns in the U.S. and state income tax returns in Oregon. The Company is no longer subject to examinations by the related tax authorities for the Company's U.S. federal and state income tax returns for years prior to 2010.

Continued

F-24

Eastside Distilling, LLC

Notes to Financial Statements

December 31, 2013 and 2012

2.	Summary of Significant Accounting Policies, continued

Advertising

Advertising costs are expensed as incurred. Advertising expense was approximately $56,000 and $53,000 for the years ended December 31, 2013 and 2012, respectively, and is included in selling, general and administrative expenses in the accompanying statements of income.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. The Company does not have any reconciling other comprehensive income items for the years ended December 31, 2013 and 2012.

Excise Taxes

The Company is responsible for compliance with the TTB regulations which includes making timely and accurate excise tax payments. The Company is subject to periodic compliance audits by the TTB. Individual states also impose excise taxes on alcohol beverages in varying amounts. The Company calculates its excise tax expense based upon units produced and on its understanding of the applicable excise tax laws.

3.	Inventories

Inventories consist of the following at December 31:

	2013	2012

Raw materials	$17,129	$20,931
Finished goods	41,922	21,799

Total	$59,051	$42,730

4.	Property and Equipment

Property and equipment consists of the following at December 31:

	2013	2012

Furniture and fixtures	$22,716	$11,475
Leasehold improvements	5,487	-

Total cost	28,203	11,475

Less accumulated depreciation	(5,808)	(5,918)

Property and equipment, net	$22,395	$5,557

Depreciation and amortization expense totaled $2,790 and $1,755 for the years ended December 31, 2013 and December 31, 2012, respectively.

Continued

F-25

Eastside Distilling, LLC

Notes to Financial Statements

December 31, 2013 and 2012

5.	Notes Payable

Notes payable consists of the following at December 31:

	2013	2012

Unsecured note payable bearing interest at 7.00%. The note is payable in monthly interest only payments from May 1, 2012 and May 1, 2013, followed by principal and interest payments through May 1, 2015. Paid in full during 2014.	$2,301	$23,591

Unsecured note payable bearing interest at 6.00%. The note is payable in monthly principal plus interest payments of $1,079 beginning March 1, 2014, maturing September 2016. Subsequent to December 31, 2013, this note payable was increased to $50,000 and subsequently considered paid in full with promise of a transfer of $100,000 restricted shares by October 30, 2014 (see Note 7).	30,000	-

Total notes payable	32,301	23,591

Less current portion (See Note 7)	(2,301)	(6,542)

Long-term portion of notes payable	$30,000	$17,049

6.	Commitments and Contingencies

Operating Lease

The Company leases its warehouse and tasting room space under an operating lease agreement which expires in March 2015. Monthly rent expense ranged from $1,300 to $1,426 during 2012 and 2013, and increased to $1,460 in April of 2014 for the duration of the lease. At December 31, 2013, future minimum lease payments required under the operating lease are approximately as follows:

2014	$17,400
2015	4,400

Total	$21,800

Total rent expense was approximately $16,000 for the years ended December 31, 2013 and 2012.

Continued

F-26

Eastside Distilling, LLC

Notes to Financial Statements

December 31, 2013 and 2012

6.	Commitments and Contingencies, continued

Legal Matters

The Company is involved in certain legal matters arising from the ordinary course of business. Management does not believe that the outcome of these matters will have a significant effect on the Company's financial position or results of operations.

7.	Subsequent Events

In March 2014, the Company entered into an unsecured note payable agreement which increased its outstanding note payable from $30,000 to $50,000 (see Note 5).  In June 2014, the Company agreed to transfer 100,000 restricted shares of the Company's stock to the holder of the note payable no later than October 30, 2014 in full satisfaction of the note payable.  Accordingly, the note payable is recorded as a noncurrent liability at December 31, 2013.  This transfer of restricted shares is to take place subsequent to the business combination transaction discussed below.

In June 2014, the Company signed a memorandum of understanding (MOU) to enter into a business combination transaction with Eurocan Holdings Ltd. (Pubco).  Under the terms of the MOU, a transaction that is jointly determined will occur, and Pubco will provide the Company or the shareholders of the Company with a to-be-determined number of restricted shares of common stock.  Additionally, in connection with the MOU, the Company entered into a promissory note to Pubco in the amount of $150,000 bearing interest at 5.00%, maturing June 2015, and collateralized by all of the Company's assets.  The MOU is subject to the parties operating in good faith to negotiate a definitive agreement, and the transaction is expected to be completed during 2014.

In July 2014, the Company leased an additional warehouse space in Portland, Oregon.  The lease term is from November 2014 through October 2020 with an option to extend for an additional five years after the end of the initial term.  Monthly rentals range from $6,000 to $24,000 after a period of free rent from November 2014 through January 2015.  An additional $90,000 of prepaid rent is due November 1, 2014.  The lease is guaranteed by a member of the Company and its chief executive officer.

Management has evaluated, for potential recognition or disclosure in the financial statements, subsequent events that have occurred through October 8, 2014, which is the date that the financial statements were available to be issued.

F-27

Eastside Distilling, LLC

Condensed Interim Balance Sheets

September 30, 2014 and December 31, 2013

	September 30	December 31
	2014	2013
	(unaudited)	(1)
Assets
Current assets
Cash	$16,307	$29,784
Accounts receivable	49,014	63,177
Inventories	223,655	59,051
Total current assets	288,976	152,012
Property and equipment - net	24,550	22,395
Deposit	48,000	-
Total Assets	$361,526	$174,407

Liabilities and Members’ Equity (Deficit)
Current liabilities
Accounts payable	$261,969	$13,506
Accrued liabilities	49,540	10,086
Deferred revenue	-	15,356
Due to related party	18,632	-
Current portion of notes payable	149,980	2,301
Total current liabilities	480,121	41,249
Notes payable, less current portion	-	30,000
Total liabilities	480,121	71,249
Members’ equity (deficit)	(118,595)	103,158
Total Liabilities and Members’ Equity (Deficit)	$361,526	$174,407

(1) Derived from the Company's December 31, 2013 audited financial statements

See notes to unaudited condensed interim financial statements.

F-28

Eastside Distilling, LLC

Condensed Interim Statements of Operations

(unaudited)

	For the Nine Months Ended
	September 30	September 30
	2014	2013
Sales	$738,639	$574,404
Less excise taxes	127,936	86,121
Net sales	610,703	488,283
Cost of sales	290,036	220,429
Gross profit	320,667	267,854
Selling, general and administrative expenses	584,447	256,400
(Loss) Income From Operations	(263,780)	11,454
Other expenses
Interest expense	3,308	1,164
Total other expenses	3,308	1,164
Net (Loss) Income	$(267,088)	$10,290

See notes to unaudited condensed interim financial statements.

F-29

Eastside Distilling, LLC

Condensed Interim Statement of Changes in Members’ Equity

(unaudited)

For the Nine Months Ended September 30, 2014
Balance, December 31, 2013	$103,158
Distributions to members	(1,518)
Conversion of notes payable to equity	46,853
Net loss	(267,088)
Balance, September 30, 2014	$(118,595)

See notes to unaudited condensed interim financial statements.

F-30

Eastside Distilling, LLC

Condensed Interim Statements of Cash Flows

(unaudited)

	For the Nine Months Ended
	September 30	September 30
	2014	2013
Cash Flows From Operating Activities
Net (loss) income	$(267,088)	$10,290
Adjustments to reconcile net (loss) income to net cash (used) provided by operating activities
Depreciation and amortization expense	3,071	1,793
Changes in operating assets and liabilities
Accounts receivable	14,163	14,984
Inventories	(164,604)	(3,322)
Prepaid expenses	-	2,567
Deposit	(48,000)	-
Accounts payable	248,463	27,866
Accrued liabilities	39,454	(27,257)
Deferred revenue	(15,356)	(24,760)
Due to related party	18,632	-
Net cash (used) provided by operating activities	(171,265)	2,161
Cash Flows From Investing Activities
Purchases of property and equipment	(5,226)	(5,279)
Net cash used by investing activities	(5,226)	(5,279)
Cash Flows From Financing Activities
Proceeds from notes payable	169,980	10,000
Payments of principal on notes payable	(5,448)	(4,010)
Distributions to members	(1,518)	(3,999)
Buyout of member	-	(10)
Net cash provided by financing activities	163,014	1,981
Net Decrease in Cash	(13,477)	(1,137)
Cash - beginning of period	29,784	23,045
Cash - End of Period	$16,307	$21,908
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$1,067	$1,164

Supplemental Disclosure of Non-Cash Financing Activity
Conversion of notes payable to equity	$46,853	$-

See notes to unaudited condensed interim financial statements.

F-31

Eastside Distilling, LLC

Notes to Unaudited Condensed Interim Financial Statements

September 30, 2014

1.	Basis of Presentation

The accompanying unaudited condensed interim financial statements of Eastside Distilling, LLC ("the Company" or "Eastside") have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and, therefore, do not include all disclosures necessary for a complete presentation of financial condition, results of operations, and cash flows in conformity with GAAP. However, all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim financial statements have been included. All such adjustments are of a normal recurring nature. The unaudited financial statements should be read in conjunction with the audited financial statements as of and for the year ended December 31, 2013, which were issued on October 8, 2014. The unaudited results of operations for the nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2014. Notes to the unaudited financial statements which would substantially duplicate the disclosures required in the Company's 2013 audited financial statements have been omitted.

2.	Liquidity

The Company has cash on hand of $16,307 and a negative working capital of $191,145 at September 30, 2014. The Company intends to aggressively grow revenues and will require additional capital. Although management recognizes that it may need to raise additional funds in the future, there can be no assurance that such financing will be successful or that, in the event that they are successful, the terms and conditions of such financing will not be unfavorable. Any failure to obtain additional financing will have a material adverse effect upon the Company and will likely result in a substantial reduction in the scope of the Company’s operations. The Company’s ultimate success depends on its ability to achieve profitable operations and generate cash flows from operations. There can be no assurance that the Company will maintain profitable operations.

3.	Inventories

Inventories consist of the following at September 30, 2014 and December 31, 2013:

	2014	2013
Raw materials	$124,060	$17,129
Finished goods	99,595	41,922
Total	$223,655	$59,051

4.	Property and Equipment

Property and equipment consists of the following at September 30, 2014 and December 31, 2013:

	2014	2013
Furniture and fixtures	$27,942	$22,716
Leasehold improvements	5,487	5,487
Total cost	33,429	28,203
Less accumulated depreciation	(8,879)	(5,808)
Property and equipment - net	$24,550	$22,395

Depreciation and amortization expense totaled $3,071 and $1,793 for the nine months ended September 30, 2014 and 2013, respectively.

F-32

Eastside Distilling, LLC

Notes to Unaudited Condensed Interim Financial Statements

September 30, 2014

5.	Notes Payable

Notes payable consists of the following at September 30, 2014 and December 31, 2013:

	2014	2013
Unsecured note payable bearing interest at 7.00%. The note is payable in monthly interest only payments from May 1, 2012 to May 1, 2013, followed by principal and interest payments through May 1, 2015. Paid in full during 2014.	$-	$2,301

Unsecured note payable bearing interest at 6.00%. The note is payable in monthly principal plus interest payments of $1,079 beginning March 1, 2014, maturing September 2016. The note payable was considered paid in full with the transfer of 100,000 restricted shares in August 2014 (see note 7).	-	30,000

Note payable to Eurocan Holdings Ltd. bearing interest at 5.00%. Principal and interest are due June 2015. Note is secured by all assets of the Company.	149,980	-

Total notes payable	149,980	32,301
Less current portion	(149,980)	(2,301)
Long-term portion of notes payable	$-	$30,000

6.	Operating Leases

The Company leases its warehouse and tasting room space under an operating lease agreement which expires in March 2015. Monthly rent expense ranged from $1,392 to $1,460 during the nine months ended September 30, 2014 and 2013. At September 30, 2014, future minimum lease payments required under this operating lease are approximately $8,800.

In July 2014, the Company leased an additional warehouse space in Portland, Oregon. The lease term runs through October 2020 with an option to extend for an additional five years after the end of the initial term. Monthly rentals range from $6,000 to $24,000 after a $90,000 rental prepayment due in November 2014 and a period of free rent from November 2014 through January 2015. The lease is guaranteed by a member of the Company and its chief executive officer. At September 30, 2014, future minimum lease payments required under this operating lease are $1,500,000.

Total rent expense was approximately $52,000 and 12,000 for the nine months ended September 30, 2014 and 2013, respectively.

7.	Subsequent Events

In May 2014, the Company entered into an additional unsecured note payable agreement for $20,000, bearing interest at 6.00%. In June 2014, the Company agreed to transfer 100,000 restricted shares of the Company's stock to the holder of the unsecured notes payable (see note 5) no later than October 30, 2014 in full satisfaction of the notes payable. In August 2014, the unpaid principal balance of the unsecured notes payable totaling $46,853 was converted to equity.

F-33

Eastside Distilling, LLC

Notes to Unaudited Condensed Interim Financial Statements

September 30, 2014

On October 31, 2014, Eurocan Holdings Ltd. (“Eurocan”) consummated the acquisition (the “Acquisition”) of Eastside pursuant to an Agreement and Plan of Merger (the “Agreement”) by and among Eurocan, Eastside, and Eastside Distilling, Inc., Eurocan's wholly-owned subsidiary. Pursuant to the Agreement, Eastside merged with and into Eastside Distilling, Inc. The merger consideration for the acquisition consisted of 32,000,000 shares (the “Shares”) of Eurocan's common stock. In addition, certain of Eurocan's stockholders cancelled an aggregate of 24,910,000 shares of Eurocan's common stock held by them. As a result, on October 31, 2014, Eurocan had 40,000,000 shares of common stock issued and outstanding, of which 32,000,000 shares were held by the former members of Eastside. Consequently, for accounting purposes, the transaction will be accounted for as a reverse acquisition, with Eastside as the acquirer. Subsequent to the consummation of the transaction, the historical financial statements of Eastside will become the historical financial statements of the combined company and the assets and liabilities of Eurocan will be accounted for as required under the purchase method of accounting. The results of operations of Eurocan will be included in Eastside's financial statements from the closing date of acquisition.

On December 31, 2014, the Company completed an offering of 5,512,500 shares of common stock at a price of $0.40 per share for an aggregate purchase price of $2,205,000. The Company's CEO purchased 37,500 shares of common stock for $15,000 in the offering.

F-34

Eastside Distilling, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheets

September 30, 2014

	Historical
	Eastside Distilling	Eurocan Holdings	Pro Forma Adjustments		Pro Forma Consolidated
Assets
Current assets
Cash	$16,307	$229	$-		$16,536
Accounts receivable	49,014	5,240	-		54,254
Interest receivable	-	2,241	(2,241	)(2)	-
Inventories	223,655	-	-		223,655
Note receivable	-	150,000	(150,000	)(2)	-
Total current assets	288,976	157,710	(152,241)		294,445
Property and equipment - net	24,550	-	-		24,550
Deposit	48,000	-	-		48,000
Goodwill	-	-	3,239,126	(1)	3,239,126
Total Assets	$361,526	$157,710	$3,086,885		$3,606,121

Liabilities and Equity (Deficit)
Current liabilities
Accounts payable	$261,969	$38,100	$-		$300,069
Accrued liabilities	49,540	11,302	(2,241	)(2)	58,601
Deferred revenue	-	2,860	-		2,860
Due to related party	18,632	8,358	-		26,990
Current portion of notes payable	149,980	76,945	(150,000	)(2)	76,925
Convertible note payable, net of unamortized discount of $90,729	-	59,271	-		59,271
Total current liabilities	480,121	196,836	(152,241)		524,716

Equity (deficit)
Common stock	-	3,291	(3,291	)(1)	4,000
			4,000	(1)	-
Additional paid-in capital	-	340,441	(340,441	)(1)	3,196,000
			3,196,000	(1)	-
Accumulated deficit	(118,595)	(382,858)	382,858	(1)	(118,595)
Total equity (deficit)	(118,595)	(39,126)	3,239,126		3,081,405
Total Liabilities and Equity (Deficit)	$361,526	$157,710	$3,086,885		$3,606,121

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

F-35

Eastside Distilling, Inc.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2014

	Historical
	Eastside Distilling	Eurocan Holdings	Pro Forma Adjustments		Pro Forma Consolidated

Sales	$738,639	$28,028	$-		$766,667
Less excise taxes	127,936	-	-		127,936
Net sales	610,703	28,028	-		638,731
Cost of sales	290,036	393	-		290,429
Gross profit	320,667	27,635	-		348,302
Selling, general and administrative expenses	584,447	73,381	-		657,828
Loss from operations	(263,780)	(45,746)	-		(309,526)
Other income (expense)
Interest income	-	2,241	(2,241	)(2)	-
Interest expense	(3,308)	(12,056)	2,241	(2)	(13,123)
Total other expense - net	(3,308)	(9,815)	-		(13,123)
Net loss	$(267,088)	$(55,561)	$-		$(322,649)

Net loss per share - basic and diluted		$(0.00)			$(0.01)
Number of common shares used in per share amounts		32,910,000			40,000,000

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

F-36

Eastside Distilling, Inc.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2013

	Historical
	Eastside Distilling	Eurocan Holdings	Pro Forma Adjustments	Pro Forma Consolidated

Sales	$880,454	$64,036	$-	$944,490
Less excise taxes	138,897	-	-	138,897
Net sales	741,557	64,036	-	805,593
Cost of sales	303,220	8,216	-	311,436
Gross profit	438,337	55,820	-	494,157
Selling, general and administrative expenses	347,582	137,587	-	485,169
Income (loss) from operations	90,755	(81,767)	-	8,988
Other income (expense)
Other income	-	10,742	-	10,742
Interest expense	(1,552)	(15,210)	-	(16,762)
Loss on disposal of property and equipment	(2,217)	-	-	(2,217)
Total other expense - net	(3,769)	(4,468)	-	(8,237)
Net income (loss)	$86,986	$(86,235)	$-	$751

Net income (loss) per share - basic and diluted		$(0.01)		$0.00
Number of common shares used in per share amounts		15,034,384		40,000,000

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

F-37

Eastside Distilling, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated

Financial Statements

1.	Basis of Presentation

On October 31, 2014, Eurocan Holdings Ltd. (“Eurocan”) consummated the acquisition (the “Acquisition”) of Eastside Distilling, LLC (“Eastside”) pursuant to an Agreement and Plan of Merger (the “Agreement”) by and among Eurocan, Eastside, and Eastside Distilling, Inc., Eurocan's wholly-owned subsidiary. Pursuant to the Agreement, Eastside merged with and into Eastside Distilling, Inc. The merger consideration for the acquisition consisted of 32,000,000 shares (the “Shares”) of Eurocan's common stock. In addition, certain of Eurocan's stockholders cancelled an aggregate of 24,910,000 shares of Eurocan's common stock held by them. As a result, on October 31, 2014, Eurocan had 40,000,000 shares of common stock issued and outstanding, of which 32,000,000 shares were held by the former members of Eastside. Consequently, for accounting purposes, the transaction will be accounted for as a reverse acquisition, with Eastside as the acquirer. Subsequent to the consummation of the transaction, the historical financial statements of Eastside will become the historical financial statements of the combined company and the assets and liabilities of Eurocan will be accounted for as required under the purchase method of accounting. The results of operations of Eurocan will be included in Eastside's consolidated financial statements from the closing date of acquisition.

The accompanying pro forma condensed consolidated financial statements are unaudited and illustrate the effect of the Eastside reverse acquisition of Eurocan. The pro forma condensed consolidated balance sheets as of September 30, 2014 are based on the historical balance sheets of Eastside and Eurocan as of that date and assume the acquisition took place on that date. The pro forma condensed consolidated statements of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 are based on the historical statements of operations of Eastside and Eurocan for those periods. The pro forma condensed consolidated statements of operations assume the acquisition took place on the first day of the respective periods, January 1, 2014 and January 1, 2013.

The pro forma condensed consolidated financial statements may not be indicative of the acquisition. In particular, the pro forma condensed consolidated financial statements are based on management's current estimate of the allocation of the purchase price, the actual allocation of which may differ.

The accompanying pro forma condensed consolidated financial statements should be read in connection with the historical financial statements of Eastside and Eurocan, including the related notes and other financial information included in the filing.

2.	Pro Forma Adjustments

The pro forma adjustments to the unaudited pro forma condensed consolidated balance sheets are as follows:

(1)	To reflect the reverse acquisition of Eurocan equal to the value of the stock retained by the stockholders of Eurocan in the merger. Eurocan stockholders will retain 8,000,000 shares of common stock valued at $0.40 per share based on Eurocan's stock price on the merger date of October 31, 2014.

(2)	Adjustment to eliminate an intercompany note and related accrued interest between Eastside and Eurocan.

3.	Pro Forma Net Income (Loss) Per Common Share

The unaudited pro forma basic and diluted net income (loss) per share are based on the assumption that the number of shares of Eurocan common stock issued in connection with the reverse acquisition of Eurocan were outstanding at the inception of the respective operating statements.

4.	Subsequent Event

Spin-Off of Online Marketing and Media Solutions Business

On February 3, 2015, following consummation of the Acquisition, our new management conducted an evaluation of the online marketing and media solutions business (MWW) and an analysis of the business going forward. Management determined that due to MWW’s operating and net losses in each of the last two fiscal years, its working capital deficit as of the end of the latest fiscal year and as of the latest fiscal quarter, and its accumulated deficit, it was not in the best interest of the company and its stockholders to continue the operation of MWW going forward. Accordingly, on February 3, 2015, the company transferred all shares of MWW held by us along with all assets and liabilities related to MWW to Michael Williams in consideration of MWW’s and Mr. Williams’ full release of all claims and liabilities related to MWW and the MWW business. Mr. Williams is the sole officer, director and employee of MWW. The spin off of MWW will result in an impairment of goodwill related to recording the reverse merger of approximate $3.2 million in 2014.

F-38

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OR PLAN OF OPERATION

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

The following discussion should be read in conjunction with the consolidated financial statements and notes. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions, which could cause actual results to differ materially from management's expectations.

Overview

We were incorporated on February 11, 2004 in Nevada as Eurocan Holdings, Ltd. Until closing of the Acquisition (described below), Eurocan operated solely as an online marketing and media solutions firm specializing in digital interactive media, which business was conducted through Eurocan’s wholly-owned subsidiary, Michael Williams Web Design Inc. of New York, NY (“MWW”).

On December 1, 2014, we changed our corporate name to “Eastside Distilling, Inc.” from Eurocan Holdings Ltd, to reflect our recent acquisition of Eastside resulting in us primarily conducting Eastside’s business (See “The Acquisition of Eastside Distilling, LLC” below).   Until February 3, 2015, we continued to operate our online marketing and media solutions’ business through MWW (See “Spin-Off of MWW” below).

The Acquisition of Eastside Distilling, LLC

On October 31, 2014, Eurocan Holdings Ltd. (“we,” “us,” or the “Company”) consummated the acquisition (the “Acquisition”) of Eastside Distilling, LLC (“Eastside”) pursuant to an Agreement and Plan of Merger (the “Agreement”) by and among the Company, Eastside, and Eastside Distilling, Inc., our wholly-owned subsidiary. Pursuant to the Agreement, Eastside merged with and into Eastside Distilling, Inc. The merger consideration for the acquisition consisted of 32,000,000 shares (the “Shares”) of our common stock.   In addition, certain of our stockholders cancelled an aggregate of 24,910,000 shares of our common stock held by them. As a result, we now have 40,000,000 shares of our common stock issued and outstanding, of which 32,000,000 shares are held by the former members of Eastside.  The issuance of these Shares was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to exemptions afforded by Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder.

At the effective time of the Acquisition, our officers and directors resigned, and appointed Steven Earles and Lenny Gotter as directors to our board of directors. In addition, the Company appointed Mr. Earles as Chief Executive Officer, Chief Financial Officer and Chairman and Mr. Gotter as Chief Operating Officer and Secretary.

Following the Acquisition, we conduct the business of Eastside as our primary business.

Eastside is a manufacturer, developer, producer and marketer of hand-crafted spirits in the following beverage alcohol categories: bourbon, whiskey, rum and vodka. Eastside currently distributes its products in five states (Oregon, Washington, Minnesota, Georgia and Pennsylvania).  Eastside also generates revenue from tastings, tasting room tours, private parties and merchandise sales from its distillery and showroom located on the Distillery Row in Portland, Oregon.

35

Spin-Off of MWW

Following consummation of the Acquisition, our new management conducted an evaluation of the MWW business and an analysis of the business going forward. Management determined that due to MWW’s operating and net losses in each of the last two fiscal years, its working capital deficit as of the end of the latest fiscal year and as of the latest fiscal quarter, and its accumulated deficit, it was not in the best interest of the company and its stockholders to continue the operation of MWW going forward. Accordingly, on February 3, 2015, we transferred all shares of MWW held by us along with all assets and liabilities related to MWW to Michael Williams in consideration of MWW’s and Mr. Williams’ full release of all claims and liabilities related to MWW and the MWW business.. Mr. Williams is the sole officer, director and employee of MWW. The spin off of MWW will result in the impairment of goodwill of approximately $3.2 million in 2014.

Recent Developments

On December 31, 2014, we completed an offering (the “Offering”) of 5,512,500 shares of our common stock, par value $0.0001 per share (“Common Stock”) at a price of $0.40 per share for an aggregate purchase price of $2,205,000. The Offering was made to accredited investors and was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. We intend to use the net proceeds from the Offering for the build-out of new facility, marketing expenditures, repayment of indebtedness and working capital and general corporate purposes. Steven Earles, our president and chief executive officer, purchased 37,500 shares of Common Stock in the Offering for $15,000 in cash in the Offering.

Corporate Information

Our executive offices are located at 1805 SE Martin Luther King Jr. Blvd., Portland, Oregon 97214. Our telephone number is (971) 888-4264 and our Internet address is www.eastsidedistilling.com. The information on, or that may be, accessed from our website is not part of this Prospectus.

PRESENTATION OF MANAGEMENT’S DISCUSSION AND ANALYSIS

Management's Discussion and Analysis of Financial Condition and Results of Operations for each of Eurocan Holdings Ltd., a Nevada Corporation (now known as Eastside Distilling, Inc.) and Eastside Distilling LLC, an Oregon limited liability company will be presented, on a separate basis.

Eurocan Holdings, Ltd. (now known as Eastside Distilling, Inc.—Results of Operations

Three Months Ended September 30, 2014 Compared to the Three Months Ended September 30, 2013

Revenue for the three months ended September 30, 2014 increased to $19,889 from $11,395 for the three months ended September 30, 2013. The increase in revenue can be directly attributed to an increase in contracts completed. During the three month period ended September 30, 2014, we completed 1 contract resulting in revenue of $19,889.

During the three month period ended September 30, 2014, cost of sales decreased to $178 from $1,352 for the same period in 2013. The decrease was due to a decreased need for specialized independent contractor services.

Operating expenses for the three months ended September 30, 2014 decreased to $17,842 compared to $32,628 for the three months ended September 30, 2013. This decrease is primarily due to a reduction in professional fees, general and administrative expenses, and management fees. The decrease in professional fees during the period was due to reduced legal and accounting fees related to regulatory compliance and the public offering of our securities. The decrease in general and administrative expense was a result of a reduced operations with commensurate reductions in utilities, travel, entertainment and office expenses. We did not pay rent during the period.

We had interest income of $1,887 during the three months ended September 30, 2014 related to our issuance of a promissory note to Eastside Distilling LLC in June 2014. We incurred $5,981 in interest expenses due to debt financing during the three months ended September 30, 2014, which is an increase from $ 4,418 for the same period in 2013.

36

We experienced a net loss of $2,225 during the three months ended September 30, 2014, as compared to a net loss of $27,003 for the three months ended September 30, 2013.

Nine Months Ended September 30, 2013 Compared to the Nine Months Ended September 30, 2012

Revenue for the nine months ended September 30, 2014 decreased to $28,028 from $60,758 for the nine months ended September 30, 2013. The decrease in revenue can be directly attributed to a decrease in contracts completed. During the nine month period ended September 30, 2014, we completed 2 contracts resulting in revenue of $28,028.

During the nine month period ended September 30, 2014, cost of sales decreased to $393 from $7,479 for the same period in 2013. The decrease was due to a decreased need for specialized independent contractor services.

Operating expenses for the nine months ended September 30, 2014 decreased to $73,381 compared to $114,775 for the nine months ended September 30, 2013. This decrease is due to a reduced general and administrative expense, professional fees, management fees and rent. The decrease in professional fees during the period was due to reduced legal and accounting fees related to regulatory compliance and the public offering of our securities. The decrease in rent during the period was due to a rent-free period arranged with the Company’s landlord from June 1, 2013 through to December 31, 2013. The decrease in general and administrative expense was a result of decreased operations during the period with commensurate increases in utilities, travel, entertainment and office expenses.

We had interest income of $2,241 during the nine months ended September 30, 2014 related to our issuance of a promissory note to Eastside Distilling LLC in June 2014. We incurred $12,056 in interest expenses due to debt financing during the nine months ended September 30, 2014, which is an increase from $11,923 for the same period in 2013.

We experienced a net loss of $55,561 during the nine months ended September 30, 2014, as compared to a net loss of $69,014for the nine months ended September 30, 2013.

Eurocan Holdings, Ltd. (now known as Eastside Distilling, Inc.—Liquidity and Capital Resources

As of September 30, 2014, our total assets were $157,710 comprised of $229 in cash, a note receivable for $150,000 $5,240 in accounts receivable and $2,241 in interest receivable. This is an increase in total assets from $618 as of December 31, 2013. Our working capital deficit as of September 30, 2014 was $129,423, compared to a working capital deficit of $77,315 as of December 31, 2013.

During the nine months ended September 30, 2014, we used $77,328 of cash for operating activities compared to $56,008 for the nine months ended September 30, 2013.

Our cash flows from operations and our available capital are not presently sufficient to sustain our current level of operations for the next 12 months. Furthermore, we will require a minimum of $500,000 to expand and market our business. We plan to improve our cash position by focusing on increasing sales, improving profitability and a combination of capital sources, including debt and equity financings.

During the nine months ended September 30, 2014 the Company received advances totaling $219,795 and issued twelve promissory notes to non-related parties. These notes are non-interest bearing, unsecured and due on demand.

On June 17, 2014, the Company loaned the sum of $150,000 to Eastside Distilling LLC, an Oregon corporation. The loan accrues interest daily at the rate of 5% per annum (computed on the basis of the actual number of days elapsed and a year of 360 days and compounded monthly) from June 13, 2014. The loan matures on June 13, 2015, but it may be prepaid in whole or in part at any time prior to the maturity date.

On September 19, 2014, we amended the terms of the previously issued June 13, 2014 $150,000 demand note to include additional terms, including interest, conversion features and a maturity date. The amended note bears interest at 5% per annum and has a maturity date of June 13, 2015. The amended note may be converted into shares of our common stock at a fixed conversion price of $0.40 per share. This amended note may be prepaid upon payment of 150% of the outstanding principal amount to the holder.

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On October 28, 2014, in connection with the closing of the Acquisition, noteholders with debt obligations in the aggregate amount of $86,014.10 cancelled these obligations and provided the Company with a release from all claims.

Eastside Distilling LLC.—Results of Operations

Nine Months Ended September 30, 2014 Compared to the Nine Months Ended September 30, 2013

Sales for the nine months ended September 30, 2014 increased to $738,639, or approximately 28.6%, from $574,404 for the nine months ended September 30, 2013. The increase in revenue is primarily attributable to additional liquor sales during the period.

Excise taxes for the nine months ended September 30, 2014 increased to $127,936, or approximately 48.6%, from $86,121 for the comparable 2013 period. The increase is attributable to the increase in liquor sales during the period.

During the nine month period ended September 30, 2014, cost of sales increased to $290,036, or approximately 31.6%, from $220,429 for the comparable 2013 period. The increase is primarily attributable to the costs associated with our increased liquor sales in the period.

Selling, general and administrative expenses for the nine months ended September 30, 2014 increased to $584,447, or approximately 128%, from $256,400 for the nine months ended September 30, 2013. This increase is primarily due to the hiring of additional sales personnel and event coordinators.

Interest expense increased to $3,308 during the nine months ended September 30, 2014 from $1,164 for the comparable 2013 period. The increase is attributable to increased borrowings during the 2014 period.

Eastside’s net loss for the nine months ended September 30, 2014 increased to $267,088 as compared to net income of $10,290 in the nine months ended September 30, 2013. Eastside’s increase in net loss is primarily attributable to Eastside’s increased selling, general and administrative expenses during the 2014 period.

Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

Sales for the year ended December 31, 2013 increased to $880,454, or approximately 154%, from $347,232 for the year ended December 31, 2012. The increase in revenue is primarily attributable to our increased liquor sales during the period.

Excise taxes for the year ended December 31, 2013 increased to $138,897, or approximately 101%, from $69,219 for the comparable 2012 period. The increase is attributable to the increase in liquor sales during the period.

During the year ended December 31, 2013, cost of sales increased to $303,220, or approximately 228%, from $92,359 for the comparable 2012 period. The increase is primarily attributable to the costs associated with our increased liquor sales in the period.

Selling, general and administrative expenses for the year ended December 31, 2013 increased to $347,582, or approximately 96.4%, from $176,947 for the year ended December 31, 2012. This increase is primarily due to the hiring of additional sales personnel and event coordinators.

Interest expense increased to $1,552 during the year ended December 31, 2013 from $1,240 for the comparable 2012 period. The increase is attributable to increased borrowings during the 2013 period. Eastside had a loss on asset disposal of $2,217 during the year ended December 31, 2013 related to product spillage. Eastisde did not have any such expense during the comparable 2012 period.

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Eastside’s net income for the year ended December 31, 2013 increased to $86,986 from net income of $7,467 during the comparable 2012 period. The increase is attributable to increased sales during the period which was offset by increased expenses.

Eastside Distilling LLC—Liquidity and Capital Resources

As of September 30, 2014, our total assets were $361,526 comprised of $16,307 in cash, $49,014 in accounts receivables, $223,655 in inventories, $24,550 in property and equipment and $48,000 in deposits. This is an increase in total assets from $174,407 as of December 31, 2013. Our working capital deficit as of September 30, 2014 was $191,145, compared to working capital of $110,763 as of December 31, 2013.

During the nine months ended September 30, 2014, we used $171,265 of cash for operating activities compared to $2,161 of cash provided by operating activities for the nine months ended September 30, 2013.

Our cash flows from operations and our available capital are presently sufficient to sustain our current level of operations for the next 12 months. Furthermore, we will require a minimum of $5 million to expand and market our business. We plan to improve our cash position by focusing on increasing sales, improving profitability and a combination of capital sources, including debt and equity financings.

During the nine months ended September 30, 2014, the Company received advances totaling $169,980 and issued twelve promissory notes to non-related parties. These notes are non-interest bearing, unsecured and due on demand.

On June 17, 2014, Eurocan Holdings Ltd. loaned Eastside $150,000, which accrues interest daily at the rate of 5% per annum (computed on the basis of the actual number of days elapsed and a year of 360 days and compounded monthly) from June 13, 2014. The loan matures on June 13, 2015, but it may be prepaid in whole or in part at any time prior to the maturity date.

During the nine months ended September 30, 2014, our president paid expenses on behalf of Eastside Distilling LLC on his personal credit card totaling $18,632. These advances do not bear interest and are due on demand.

Critical Accounting Policies

Revenue Recognition

Eastside records revenue when all four of the following criteria are met: (i) there is persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectability is reasonably assured.

Eastside recognizes sales when merchandise is shipped from a warehouse directly to wholesale customers (except in the case of a consignment sale). For consignment sales, which include sales to the Oregon Liquor Control Commission (OLCC), the Company recognizes sales upon the consignee’s shipment to the customer. Postage and handling charges billed to customers are also recognized as sales upon shipment of the related merchandise. Shipping terms are generally FOB shipping point, and title passes to the customer at the time and place of shipment or purchase by customers at a retail location. For consignment sales, title passes to the consignee concurrent with the consignee’s shipment to the customer. The customer has no cancellation privileges after shipment or upon purchase at retail locations, other than customary rights of return. The Company excludes sales tax collected and remitted to various states from sales and cost of sales. Sales from items sold through the Company’s retail location are recognized at the time of sale.

Revenue received from online merchants who sell discounted gift certificates for Eastside’s merchandise and tastings is deferred until the customer has redeemed the discounted gift certificate or the gift certificate has expired, whichever occurs earlier.

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Shipping and Fulfillment Costs

Freight costs incurred related to shipment of merchandise from Eastside’s distribution facilities to customers are recorded in cost of sales.

Concentrations

The Company sells to third-party resellers and performs ongoing credit evaluations of trade accounts receivable due from third-party resellers. Generally, the Company does not require collateral. An allowance for doubtful accounts is determined with respect to those amounts that the Company has determined to be doubtful of collection using specific identification of doubtful accounts and an aging of receivables analysis based on invoice due dates. Generally, accounts receivable are past due after 30 days after an invoice date, unless special payment terms are provided. Eastside did not record an allowance for doubtful accounts at December 31, 2013 and 2012.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. At December 31, 2013 and 2012, one customer represented 63% and 42% of accounts receivable, respectively.

For the years ended December 31, 2013 and 2012, one customer represented 36% and 37% of sales, respectively.

Inventories

Inventories primarily consist of bulk and bottled liquor and merchandise and are stated at the lower of cost or market. Cost is determined using an average costing methodology, which approximates cost under the first-in, first-out (FIFO) method. A portion of inventory is held by the OLCC on consignment until it is sold to a third party. Eastside regularly monitors inventory quantities on hand and records write-downs for excess and obsolete inventories based primarily on the Company’s estimated forecast of product demand and production requirements. Such write-downs establish a new cost basis of accounting for the related inventory. Eastside has recorded no write-downs of inventory for the years ended December 31, 2013 and 2012.

Advertising

Advertising costs are expensed as incurred. Advertising expense was approximately $56,000 and $53,000 for the years ended December 31, 2013 and 2012, respectively, and is included in selling, general and administrative expenses in the accompanying statements of income.

Excise Taxes

Eastside is responsible for compliance with the TTB regulations which includes making timely and accurate excise tax payments. Eastside is subject to periodic compliance audits by the TTB. Individual states also impose excise taxes on alcohol beverages in varying amounts. Eastside calculates its excise tax expense based upon units produced and on its understanding of the applicable excise tax laws.

Off-Balance Sheet Arrangements

None.

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SELECTED FINANCIAL DATA

Not applicable because we are a smaller reporting company.

SUPPLEMENTARY FINANCIAL INFORMATION

Not applicable because we are a smaller reporting company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE

Previous independent registered public accounting firm

On December 16, 2014, we dismissed MaloneBailey, LLP as our independent accountants, and we have engaged Burr Pilger Mayer, Inc. as our independent registered public accounting firm.

The reports of MaloneBailey, LLP on our financial statements for the fiscal years ended December 31, 2012 and 2013 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that the accountant’s reports of MaloneBailey, LLP on our financial statements as of and for the fiscal years ended December 31, 2012 and 2013 stated that we have suffered losses from operations and have a working capital deficit, and that these conditions raise substantial doubt about our ability to continue as a going concern.

The decision to change accountants from MaloneBailey, LLP to Burr Pilger Mayer, Inc. was approved by our board of directors.

During our fiscal years ended December 31, 2012 and 2013 and the subsequent interim period through December 16, 2014, the date of the dismissal of MaloneBailey, LLP, we did not have any disagreement with MaloneBailey, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

During that time, there were no “reportable events” as set forth in Item 304(a)(1) of Regulation S-K adopted by the Securities and Exchange Commission, except that (i) the accountant’s reports of MaloneBailey, LLP on our financial statements as of and for the fiscal years ended December 31, 2012 and 2013 stated that we have suffered losses from operations and have a working capital deficit, and that these conditions raise substantial doubt about our ability to continue as a going concern, (ii) our disclosure controls and procedures were not effective for the fiscal years ended December 31, 2012 and 2013, as reported in our annual reports on Form 10-K for the fiscal years ended December 31, 2012 and 2013, and (iii) our management identified material weaknesses in our internal control over financial reporting for the fiscal years ended December 31, 2012 and 2013, as reported in our annual reports on Form 10-K for the fiscal years ended December 31, 2012 and 2013. The material weaknesses included weaknesses in procedures for control evaluation, a lack of an audit committee, insufficient documentation of review procedures, and insufficient information technology procedures. Our board of directors have discussed these matters with Malone Bailey, LLP, and we have authorized Malone Bailey, LLP to respond fully to the inquiries of our successor accountant, Burr Pilger Mayer, Inc., concerning these matters.

We have provided MaloneBailey, LLP with a copy of this report prior to its filing with the Commission. MaloneBailey, LLP has provided a letter to us, dated December 22, 2014 and addressed to the Commission, which is attached hereto as Exhibit 16.1 and is hereby incorporated herein by reference.

New independent registered public accounting firm

On December 16, 2014, we engaged Burr Pilger Mayer, Inc. as our independent registered public accounting firm for our fiscal year ended December 31, 2004. The decision to engage Burr Pilger Mayer, Inc. as our independent registered public accounting firm was approved by the our board of directors.

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During the two most recent fiscal years and through the December 16, 2014, we have not consulted with Burr Pilger Mayer, Inc. regarding either of the following:

1.	the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Burr Pilger Mayer, Inc. concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

2.	any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable because we are a smaller reporting company.

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6,512,500 Common Shares

EASTSIDE DISTILLING, INC.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until ___________, 2015, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is:  _____ __, 2015

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PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item. 13	Other Expenses Of Issuance And Distribution.

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$1,400
Transfer Agent Fees*	$1,000
Accounting fees and expenses*	$10,000
Legal fees and expenses*	$25,000
Edgar filing, printing and engraving fees*	$4,000
TOTAL	$41,400

*Indicates expenses that have been estimated for filing purposes.

All amounts are estimates other than the Securities and Exchange Commission’s registration fee.

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item. 14	Indemnification Of Directors And Officers.

Nevada law provides for discretionary indemnification for each person who serves as one of our directors or officers. We may indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is one of our officers or directors. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Article 5 of our Articles of Incorporation states as follows:

A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

Article 6 of our Articles of Incorporation states as follows:

Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article. Without limiting the application of the foregoing, the board of directors may adopt bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the law of the State of Nevada and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

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Article VIII or our Amended and Restated Bylaws provides for the following indemnification:

01. Indemnification

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action proceeding, had reasonable cause to believe that such person's conduct was unlawful.

02. Derivative Action

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in the Corporation's favor by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) and amount paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to amounts paid in settlement, the settlement of the suit or action was in the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of such person's duty to the Corporation unless and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action or suit by judgment or settlement shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation.

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03. Successful Defense

To the extent that a Director, Trustee, Officer, employee or Agent of the Corporation has been successful on the merits or otherwise, in whole or in part in defense of any action, suit or proceeding referred to in Paragraphs .01 and .02 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

04. Authorization

Any indemnification under Paragraphs .01 and .02 above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, Trustee, Officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Paragraphs .01 and .02 above. Such determination shall be made (a) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (b) is such a quorum is not obtainable, by a majority vote of the Directors who were not parties to such action, suit or proceeding, or (c) by independent legal counsel (selected by one or more of the Directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (d) by the Stockholders. Anyone making such a determination under this Paragraph ..04 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

05. Advances

Expenses incurred in defending civil or criminal action, suit or proceeding shall be paid by the Corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Paragraph .04 above upon receipt of an undertaking by or on behalf of the Director, Trustee, Officer, employee or agent to repay such amount unless it shall ultimately be by the Corporation is authorized in this Section.

06. Nonexclusivity

The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Trustee, Officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

07. Insurance

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

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08. "Corporation" Defined

For purposes of this Section, references to the "Corporation" shall include, in addition to the Corporation, an constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its Directors, Trustees, Officers, employees or agents, so that any person who is or was a Director, Trustee, Officer, employee or agent of such constituent corporation or of any entity a majority of the voting Shares of which is owned by such constituent corporation or is or was serving at the request of such constituent corporation as a Director, Trustee, Officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving Corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

09. Further Bylaws

The Board of Directors may from time to time adopt further bylaws with specific respect to indemnification and may amend these and such bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item. 15	Recent Sales of Unregistered Securities

On February 10, 2015, we issued our Chief Marketing Officer an option to purchase 200,000 shares of stock at an exercise price of $1.85 pursuant to the terms of his employment agreement with us. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

On December 31, 2014, we completed an offering (the “Offering”) of 5,512,500 shares of our common stock, par value $0.001 per share (“Common Stock”) at a price of $0.40 per share for an aggregate purchase price of $2,205,000. The Offering was made to accredited investors and was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The Company intends to use the net proceeds from the Offering for the build-out of new facility, marketing expenditures, repayment of indebtedness and working capital and general corporate purposes.

On October 31, 2014, in connection with the closing of our acquisition of Eastside Distilling, LLC, we issued 32,000,000 shares of our common stock to the members of Eastside Distilling, LLC. The issuance of these shares was from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to exemptions afforded by Section 4(2) of the Securities Act, Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder.

In October 2014, Eastside Distilling agreed to issue an option to purchase 1,000,000 shares of our common stock to a third-party consultant at an exercise price of $0.40 per share in consideration of services rendered, which agreement was assumed by us upon closing of our acquisition of Eastside Distilling on October 31, 2014. The option was issued on February 10, 2015. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended.

On September 19, 2014, we amended a previously issued non-interest bearing demand note in the amount of $150,000 issued on June 13, 2014 to include new terms including interest, conversion rights, a maturity date and a pre-payment penalty. The amended note bears interest at 5% per annum and has a maturity date of June 13, 2015. The amended note may be converted into shares of our common stock at a fixed conversion price of $0.40 per share. This note may be prepaid upon payment of 150% of the outstanding principal amount to the holder. We did not receive any proceeds for issuance of the amended note. The proceeds received from the original note were used for working capital and general corporate purposes. The issuance of the amended note was exempt under Section 4(a)(2) and Section 3(a)(9) of the Securities Act of 1933, as amended.

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On November 9, 2013, an unrelated third party investor domiciled outside the United States (the “Investor”), delivered notice of its exercise of a right under a convertible debenture dated October 18, 2013 (the “Debenture”), to convert $202,000 in debt secured by the Debenture into 20,200,000 shares of our common stock (the “Shares”). The Shares were issued on November 13, 2013, in a transaction that was exempt from registration under section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation S promulgated thereunder. We did not receive any proceeds from the issuance of the Shares.

On October 18, 2013, we issued an unsecured convertible note debenture in the principal amount of $202,000 to an unrelated party investor domiciled outside of the United States. Notes payable in the amount of $202,000 were assigned to the holder of the debenture. The convertible debenture agreement allowed the holder to convert any or the entire principal into fully paid and non-assessable shares of our common stock at a conversion rate equal to one common share for each $0.01 of indebtedness. The issuance was exempt from registration under section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation S promulgated thereunder.

Item 16.	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated October 20, 2014 by and among Eurocan Holdings Ltd., Eastside Distilling, Inc., and Eastside Distilling, LLC., incorporated by reference to our Current Report on Form 8-K dated October 20, 2014 and filed on October 23, 2014.
2.2	Agreement and Plan of Merger dated November 19, 2014 between Eurocan Holdings, Ltd. and Eastside Distilling, Inc. incorporated by reference to our Current Report on Form 8-K dated November 19, 2014 and filed on November 25, 2014.
2.3	Separation and Share Transfer Agreement dated February 3, 2015 by and among Eastside Distilling, Inc., Michael Williams Web Design, Inc. and Michael Williams, incorporated by reference to our Current Report on 8-K dated February 3, 2015 and filed on February 5, 2015.
3.1	Amended and Restated Articles of Incorporation of Eurocan Holdings, Inc. (now known as Eastside Distilling, Inc.), incorporated by reference to Registration Statement on Form S-1 filed on November 14, 2011 (File No. 333-177918).
3.2	Amended and Restated Bylaws of Eurocan Holdings, Inc. (now known as Eastside Distilling, Inc.), incorporated by reference to Registration Statement on Form S-1 filed on November 14, 2011 (File No. 333-177918).
3.3	Articles of Merger dated November 19, 2014 between of Eastside Distilling, Inc. and Eurocan Holdings, Ltd incorporated by reference to our Current Report on Form 8-K dated November 19, 2014 and filed on November 25, 2014.
4.1	Amended 5% Convertible Note dated September 19, 2014, incorporated by reference to our Quarterly Report on Form 10-Q for the period ended September 30, 2014
5.1	Legal Opinion of Indeglia & Carney, LLP (2)
10.1	Form of Subscription Agreement, incorporated by reference to our Current Report on Form 8-K dated December 31, 2014 and filed on January 5, 2015.
10.2	Registration Rights Agreement, incorporated by reference to our Current Report on Form 8-K dated December 31, 2014 and filed on January 5, 2015.
10.3	Lease Agreement dated July 17, 2014 between PJM Bldg. II LLC and Eastside Distilling LLC. (1)
10.4	2015 Stock Incentive Plan of Eastside Distilling, Inc. (1)
10.5	Employment Agreement dated February 6, 2015 between Steven Earles and Eastside Distilling, Inc., incorporated by reference to our Current Report on Form 8-K dated February 6, 2015 and filed on February 10, 2015.

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10.6	Employment Agreement dated February 6, 2015 between Steven Earles and Eastside Distilling, Inc., incorporated by reference to our Current Report on Form 8-K dated February 6, 2015 and filed on February 10, 2015.
10.7	Employment Agreement dated February 6, 2015 between Steven Earles and Eastside Distilling, Inc., incorporated by reference to our Current Report on Form 8-K dated February 6, 2015 and filed on February 10, 2015
10.8	Lease Agreement with Oregon City Building Limited Partnership (1)
10.9	Specialty Lease Agreement dated January 20, 2205 between RPR Washington Square LLC and Eastside Distilling (1)
10.10	License Agreement dated October 10, 2014 between Clackamas Town Center and Eastside Distilling (1)
14	Code of Ethics (1)
23.1	Consent of MaloneBailey, LLP (1)
23.2	Consent of Burr Pilger Mayer, Inc. (1)
23.3	Consent of Indeglia & Carney, LLP (filed as part of Exhibit 5.1) (2)

101.INS	XBRL Instance Document ***
101.SCH	XBRL Taxonomy Extension Schema Document ***
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document ***
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document ***
101.LAB	XBRL Taxonomy Extension Label Linkbase Document ***
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document ***

(1)	Filed herewith
(2)	To be filed by amendment
***	Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)          Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned on February 11, 2015.

EASTSIDE DISTILLING, INC.

By:	/s/ Steven Earles
Steven Earles
President, Chief Executive Officer, Chief Financial Officer and Director
(Principal Executive and Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven Earles, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Signatures	Title	Date

/s/Steven Earles	President, Chief Executive Officer,	February 11, 2015
Steven Earles	Chief Financial Officer, and director
(Principal Executive and Financial
And Accounting Officer)

/s/ Lenny Gotter	Chief Operating Officer, Secretary	February 11, 2015
Lenny Gotter	and director

/s/ Martin Kunkel	Chief Marketing Officer and director	February 11, 2015
Martin Kunkel

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